Exhibit 2.1

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

David G. Heiman (admitted pro hac vice)

Carl E. Black (admitted pro hac vice)

Thomas A. Wilson (admitted pro hac vice)

-and-

JONES DAY

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Telephone: (404) 581-3939

Facsimile: (404) 581-8330

Jeffrey B. Ellman (admitted pro hac vice)

Attorneys for Debtors and Debtors in Possession

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Tyler P. Brown (VSB No. 28072)

J.R. Smith (VSB No. 41913)

Henry P. (Toby) Long, III (VSB No. 75134)

Justin F. Paget (VSB No. 77979)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re: Alpha Natural Resources, Inc., et al., Debtors.	Chapter 11 Case No. 15-33896 (KRH) (Jointly Administered)

ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF

REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION, AS MODIFIED

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having proposed the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (in the form dated as of May 27, 2016 and included in the solicitation packages distributed to the creditors that were entitled to vote thereon, the “May 27 Plan,” a true and correct copy of which (without exhibits) is attached hereto as Appendix I), as modified by the modifications, true and correct copies of which are annexed hereto as Appendix II (collectively, the “Modifications,” and, together with the May 27 Plan, as modified and including the exhibits thereto, the “Plan”);1 the Bankruptcy Court having conducted an evidentiary hearing to consider confirmation of the Plan on July 7, 2016 (the “Confirmation Hearing”); the Bankruptcy Court having considered: (i) the testimony of the witnesses called at the Confirmation Hearing, as well as the declarations included among the exhibits admitted into evidence at the Confirmation Hearing; (ii) the arguments of counsel presented at the Confirmation Hearing; (iii) the objections filed with respect to Confirmation of the Plan (any such objection, an “Objection”); (iv) the resolution, settlement or withdrawal of certain Objections, including as described on the record of the Confirmation Hearing; and (v) the pleadings and other papers filed by the Debtors and other parties in support of the Plan, including:

•	the Consolidated Reply in Support of Confirmation of Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2943) (the “Consolidated Reply”);

•	the Debtors’ Memorandum of Law in Support of Confirmation of Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2942) (the “Confirmation Memorandum”), including the summary of the Debtors’ compliance with the standards of sections 1129(a) and 1129(b) of the Bankruptcy Code (inclusive of the standards of sections 1122, 1123 and 1124 of the Bankruptcy Code) attached as Exhibit A thereto (the “Confirmation Standards Exhibit”);

•	the Declaration of Kevin Carmody in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2960) (the “Carmody Declaration”);

•	the Declaration of Andy Eidson in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2962) (the “Eidson Declaration”);

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Plan, the NewCo Asset Sale Motion (as such term is defined below) or the Stalking Horse APA (as such term is defined in the Plan), as applicable.

•	the Declaration of Homer Parkhill in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2964) (the “Parkhill Declaration”);

•	the Statement and Reply of the Administrative Agents for the Pre-Petition and Debtor-in-Possession Credit Facilities in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2944) and the Declaration of Bradley Meyer, Partner, Ducera Partners LLC, in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession attached thereto;

•	the Response of Wilmington Trust, National Association to the United States Trustee’s Objection to Confirmation of Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession and Joinder in Respect of Debtors’ Consolidated Reply in Support of Confirmation (Docket No. 2945);

•	the Reply of Official Committee of Unsecured Creditors to Objection of U.S. Trustee to Confirmation of Debtors’ Second Amended Joint Plan of Reorganization (Docket No. 2946); and

•	the Joinder of the Ad Hoc Committee of Second Lien Noteholders of Alpha Natural Resources, Inc. to Debtors’ Confirmation Brief and Reply Brief (Docket No. 2949);

and the Bankruptcy Court being familiar with the Plan and other relevant factors affecting these Chapter 11 Cases; the Bankruptcy Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan; the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing, and after due deliberation thereon, and sufficient cause appearing therefor;

IT IS HEREBY FOUND AND CONCLUDED that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A. The findings and conclusions set forth herein and those made on the record during the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to

Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

JURISDICTION, VENUE AND ELIGIBILITY

B. The Bankruptcy Court has jurisdiction over this matter and these chapter 11 cases pursuant to 28 U.S.C. § 1334. Venue in this Court was proper as of the Petition Date and remains proper under 28 U.S.C. §§ 1408 and 1409.

C. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L). This Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed, and this Court’s exercise of such jurisdiction to enter a Final Order with respect thereto is proper in all respects.

D. The Debtors were and continue to be eligible for relief under section 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

JUDICIAL NOTICE

E. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court or its duly appointed agent, including, but not limited to, all pleadings and other documents filed, all orders entered and all evidence and arguments made, proffered, adduced and/or presented at the various hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

MODIFICATIONS OF THE PLAN

F. The Modifications do not materially and adversely affect or change the treatment of any Claim against any Debtor or any Interest in any Debtor. Pursuant to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019, the Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against the Debtors be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Bankruptcy Court. The filing of the Modifications attached as Appendix II to the Notice of Filing of Proposed Form of Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, As Modified filed on July 6, 2016 (Docket No. 2969) and the disclosure of the Modifications on the record at the Confirmation Hearing, constitute due and sufficient notice thereof under the circumstances of the Chapter 11 Cases. Accordingly, the Plan (which consists of the May 27 Plan as modified by the Modifications) is properly before the Bankruptcy Court, and all votes cast with respect to the May 27 Plan prior to the Modifications shall be binding and shall apply with respect to the Plan.

STANDARDS FOR CONFIRMATION

UNDER SECTION 1129 OF THE BANKRUPTCY CODE

G. The evidentiary record of the Confirmation Hearing and the Confirmation Standards Exhibit support the findings of fact and conclusions of law set forth in the following paragraphs.

H. Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.	In accordance with section 1122(a) of the Bankruptcy Code, Section II.B of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests (see Confirmation Standards Exhibit, at 3-4);

2.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Section II.B of the Plan properly classifies all Claims and Interests that require classification (see id. at 5);

3.	In accordance with section 1123(a)(2) of the Bankruptcy Code, Section II.B of the Plan properly identifies and describes each Class of Claims and Interests that is not impaired under the Plan (see id.);

4.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Section II.B of the Plan properly identifies and describes the treatment of each Class of Claims or Interests that is impaired under the Plan (see id.);

5.	In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest has agreed to less favorable treatment (see id.);

6.	In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including, without limitation, (a) the consummation of the NewCo Asset Sale, (b) the incorporation and authorization of the Global Settlement, the First Lien Lender Settlement, the Second Lien Noteholder Settlement (including the NewCo ABL Facility contemplated thereby), the Environmental Groups Settlement, the Resolution of Reclamation Obligations, the Retiree Committee Settlement, the UMWA Funds Settlement and the Restructuring Transactions and (c) provisions regarding the post-Effective Date corporate management and governance of the Reorganized Debtors (as set forth in Article IV of the Plan) (see id. at 5-6);

7.	In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors’ charters, bylaws or comparable constituent documents contain provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance (see id. at 6);

8.	In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ charters, bylaws or comparable constituent documents regarding the manner of selection of officers, directors or comparable positions of the Reorganized Debtors, including, without limitation, the provisions of Section IV.E.2 of the Plan, are consistent with the interests of creditors and equity security holders and with public policy (see id. at 7);

9.	In accordance with section 1123(b)(1) of the Bankruptcy Code, Section II.B of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests (see id.);

10.	In accordance with section 1123(b)(2) of the Bankruptcy Code, Section II.G and other provisions of the Plan provide for the assumption, assumption and assignment, or rejection of the Executory Contracts or Unexpired Leases of the Debtors that have not been previously rejected pursuant to section 365 of the Bankruptcy Code and orders of the Bankruptcy Court (see id.);

11.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Section III.E.2 of the Plan provides that, except as otherwise provided in the Plan; the Global Settlement Stipulation; any contract, instrument, release or other agreement entered into or delivered in connection with the Plan; or any Final Order of the Bankruptcy Court, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and Causes of Action (including any (a) Recovery Actions and (b) Causes of Action identified on the Schedule of any Debtor) that the Debtors or the Estates may hold against any Person (see id. at 7-8);

12.	In accordance with section 1123(b)(5) of the Bankruptcy Code, Section II.B of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of Claims in each Class (see id. at 8);

13.	In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including, without limitation, the execution and performance of the Exit Financing Documents (as defined below) and the payment of any Liquidated Damage Fee (as defined in the Exit Facility Documents) and expense reimbursement provided for therein and in accordance with their terms, and the provisions of Article III, Article IV, Article V, Article VI, Article VII, Article VIII and Article IX of the Plan (see id. at 8-9); and

14.	In accordance with section 1123(d) of the Bankruptcy Code, Section II.G.3 of the Plan provides for the satisfaction of Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure Amount Claims will be determined in accordance with the underlying agreements and applicable law.

I. Section 1129(a)(2). The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.	In compliance with the Order (I) Approving Disclosure Statement, (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Joint Plan of Reorganization, (III) Scheduling Hearing on Confirmation of Joint Plan of Reorganization and (IV) Approving Related Notice Procedures, entered on May 26, 2016 (Docket No. 2549) (the “Disclosure Statement Order”), on or before June 1, 2016, the Debtors, through their Claims and Noticing Agent, Kurtzman Carson Consultants LLC (“KCC”), caused copies of the following materials to be transmitted to all holders of Claims in Classes that were entitled to vote to accept or reject the Plan (i.e., Allowed Claims in Classes 2, 3, 4, 6A, 6B and 6C):

•	a cover letter describing (a) the contents of the Solicitation Package, (b) the contents of the enclosed CD-ROM and instructions for use of the CD-ROM and (c) information about how to obtain, at no charge, paper copies of any materials provided on the CD-ROM;

•	notice of the Confirmation Hearing (the “Confirmation Hearing Notice”);

•	the Disclosure Statement (together with the exhibits thereto, including the May 27 Plan);

•	the Disclosure Statement Order;

•	the Debtors’ letter recommending acceptance of the Plan; and

•	an appropriate form of Ballot (collectively with the materials described in the preceding bullets, the “Solicitation Package”).

See Affidavit of Service of Jeffrey Miller re: Documents Served on June 1, 2016 (Docket No. 2662).

2.	On May 25, 2016, the Debtors filed Exhibit I.A.72 (Debtors in the Chapter 11 Cases) along with the Plan. See Notice of Filing of Solicitation Versions of (A) Second Amended Joint Plan of Reorganization and (B) Related Second Amended Disclosure Statement (Docket No. 2594), dated June 2, 2016, at Annex A.

3.	In compliance with the Disclosure Statement Order, on or before June 1, 2016, the Debtors, through KCC, transmitted (a) the Confirmation Hearing Notice and (b) a Notice of Non-Voting Status (as such term is defined in the Disclosure Statement Order) to all holders of Claims and Interests in the Non-Voting Classes (as such term is defined in the Disclosure Statement Order) other than Classes 7 and 11. See id.

4.

In compliance with the Disclosure Statement Order, on or before June 1, 2016, the Debtors, through KCC, transmitted Solicitation Packages to: (a) the Office of the United States Trustee for the Eastern District of Virginia; (b) all persons or entities that timely filed proofs of Claim on or before the Record Date (as that term is defined in the Disclosure Statement Order), other than a proof of Claim filed by an Indenture Trustee or a Noteholder asserting a Noteholder Claim; (c) all persons or entities identified in the Debtors’ respective Schedules filed on October 2, 2015 as holding liquidated, non-contingent, undisputed Claims as of the Record Date; (d) all other known holders of Claims against the Debtors, if any, as of the Record Date; (e) all parties in interest that had filed requests for notice in accordance with Bankruptcy Rule 2002 in the Chapter 11 Cases on or before the Record Date; and (f) all parties to Executory Contracts or Unexpired Leases with the Debtors, as reflected on the Debtors’ books and records or the Schedules, that had not previously been (i) assumed and assigned pursuant to an order of the Court or (ii) rejected by an order of the Court (or had been rejected but with respect to which the bar date for asserting rejection damages Claims had not passed as of the Record Date). See id.

5.	In compliance with the Disclosure Statement Order, on June 7, 2016, the Debtors caused a copy of the Confirmation Hearing Notice to be published in the (a) national edition of USA Today and (b) Richmond Times-Dispatch. See Affidavits of Publication re Notice of (A) Deadline for Casting Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (B) Hearing to Consider Confirmation of Second Amended Joint Plan of Reorganization and (C) Related Matters, dated June 23, 2016 (Docket No. 2760).

6.	On June 22, 2016, the Debtors filed (and made available on the Document Website) the following Confirmation Exhibits: (a) Exhibit I.A.76 (Schedule of Designated Non-Reserve Price Assets); (b) Exhibit I.A.77 (Schedule of Designated Reserve Price Assets); (c) Exhibit I.A.215 (Reserve Price Assets Schedule); (d) Exhibit I.A.250 (Stalking Horse APA); (e) Exhibit II.G.1.a (Executory Contracts and Unexpired Leases to Be Assumed); (f) Exhibit II.G.4 (Previously Assumed Executory Contracts and Unexpired Leases to Be Assigned); (g) Exhibit II.G.5 (Executory Contracts and Unexpired Leases to Be Rejected); and (h) Exhibit IV.B.1 (Restructuring Transactions). See Notice of Filing Certain Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2757).

7.	On June 30, 2016, the Debtors filed (and made available on the Document Website) amended versions of the following Confirmation Exhibits: (a) Exhibit II.G.1.a (Executory Contracts and Unexpired Leases to Be Assumed); (b) Exhibit II.G.4 (Previously Assumed Executory Contracts and Unexpired Leases to Be Assigned); and (c) Exhibit II.G.5 (Executory Contracts and Unexpired Leases to Be Rejected). See Notice of Filing Certain Amended Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2886).

8.

On June 30, 2016, the Debtors filed (and made available on the Document Website) the following Confirmation Exhibits: (a) Exhibit I.A.61 (Principal Terms of Contingent Credit Support); (b) Exhibit I.A.100 (Principal Terms of the Exit Facility); (c) Exhibit I.A.119 (Form of Promissory Note to Be Issued to the First Lien Lenders by NewCo); (d) Exhibit I.A.132 (Principal Terms of the GUC Distribution Note); (e) Exhibit I.A.162 (Principal Terms of the NewCo ABL Facility); (f) Exhibit I.A.169 (Principal Terms of the NewCo Preferred Interests); (g) Exhibit I.A.170 (Principal Terms of the NewCo Warrant Agreement); (h) Exhibit I.A.211 (Principal Terms of the Reorganized ANR Preferred Interests); (i) Exhibit I.A.216 (Principal Terms of the Resolution of Reclamation Obligations); (j) Exhibit I.A.222 (Principal Terms of Second Lien Distribution Note); (k) Exhibit I.A.227 (Principal Terms of Second Lien Noteholder

Distribution); (l) Exhibit I.A.247 (Principal Terms of Series A Preferred Interests); (m) Exhibit I.A.248 (Principal Terms of Series B Preferred Interests); (n) Exhibit IV.E.1.a (Form Certificates of Incorporation (or Comparable Constituent Documents) for the Reorganized Debtors); (o) Exhibit IV.E.1.b (Form Bylaws (or Comparable Constituent Documents) for the Reorganized Debtors); (p) Exhibit IV.E.2 (Initial Directors and Officers of Each Reorganized Debtor); and (q) Exhibit IV.G (Additional Terms Related to Reorganized ANR Contingent Revenue Payment). See Notice of Filing Certain Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2888) and Notice of Filing Certain Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2889).

9.	On July 6, 2016, the Debtors filed (and made available on the Document Website) amended versions of the following Confirmation Exhibits: (a) Exhibit I.A.61 (Principal Terms of Contingent Credit Support); (b) Exhibit I.A.100 (Principal Terms of the Exit Facility); (c) Exhibit I.A.132 (Principal Terms of the GUC Distribution Note); (d) Exhibit I.A.170 (Principal Terms of the NewCo Warrant Agreement); and (e) Exhibit IV.E.2 (Initial Directors and Officers of Each Reorganized Debtor). See Second Notice of Filing Certain Amended Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2967).

10.	On July 8, 2016, the Debtors filed (and made available on the Document Website) an amended version of Exhibit I.A.250 (Stalking Horse APA) to the Plan. See Third Notice of Filing Certain Amended Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 3002).

11.	The Confirmation Hearing Notice provided due and proper notice of the Confirmation Hearing and all relevant dates, deadlines, procedures and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the Voting Deadline; the Objection Deadline (as such term is defined in the Confirmation Hearing Notice); the time, date and place of the Confirmation Hearing; and the release provisions in the Plan. See Disclosure Statement Order at ¶ 9.

12.	All persons entitled to receive notice of the Disclosure Statement, the Plan and the Confirmation Hearing were given proper, timely and adequate notice in accordance with the Disclosure Statement Order, applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto. See Confirmation Standards Exhibit at 9-10.

13.	The Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order, including, without limitation, the inclusion of a letter from the Debtors recommending acceptance of the Plan in the Solicitation Packages. Accordingly, the Debtors are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section III.E.7 of the Plan. See id.

14.	Claims and Interests in Classes 1, 5 and 11 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. See id. at 10.

15.	The Plan was voted on by six Classes of impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 2, 3, 4, 6A, 6B and 6C). See id. at 9-10.

16.	Claims in Class 7 are impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code. To the extent that Class 7 Claims are not eliminated by operation of law in the Restructuring Transactions, such Claims are deemed settled and compromised in exchange for the consideration and other benefits provided to the holders of such Claims and are not entitled to any Distribution under the Plan. Notwithstanding this treatment, however, each holder of a Claim in Class 7 is deemed to have accepted the Plan. See id. at 10.

17.	KCC has made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 2, 3, 4, 6A, 6B and 6C under the Plan. See generally Declaration of P. Joseph Morrow IV Regarding the Solicitation and Tabulation of Votes on, and the Results of Voting With Respect to, Debtors’ Second Amended Joint Plan of Reorganization (Docket No. 2941) and Supplemental Declaration of P. Joseph Morrow IV Regarding the Solicitation and Tabulation of Votes on, and the Results of Voting With Respect to, Debtors’ Second Amended Joint Plan of Reorganization (Docket No. 3011) (collectively, the “Voting Declaration”).

18.	The Voting Declaration sets forth the tabulation of votes, as required by the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. See generally Voting Declaration.

19.	All six of the impaired Classes that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 2, 3, 4, 6A, 6B and 6C) accepted the Plan, consistent with section 1126(c) of the Bankruptcy Code. See generally Voting Declaration.

J. Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. The Chapter 11 Cases were filed with an honest belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful restructuring and reorganization and for no ulterior purpose. The Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code. In so finding, the Bankruptcy Court has considered the totality of the circumstances in these Chapter 11 Cases. The Plan is the result of extensive good faith, arm’s-length negotiations between the Debtors and certain of their principal constituencies (including the Creditors’ Committee, the DIP Lenders, the DIP Agents, the First Lien Lenders, the First Lien Agent, the Second Lien Notes Trustee, the Ad Hoc Committee of Second Lien Noteholders, the Massey Convertible Notes Trustee, the Retiree Committee and the parties to the other settlements embodied in the Plan or approved by this Order and each of their respective Representatives) and reflects substantial input from the principal constituencies having an interest in the Chapter 11 Cases and, as evidenced by strong creditor support for the Plan (including the acceptance of the Plan by Classes 2, 3, 4, 6A, 6B and 6C) and the numerous settlements embodied in or related to the Plan, achieves the goal of broadly consensual reorganization embodied by the Bankruptcy Code. Further, as described in greater detail below, the Plan’s indemnification, exculpation, release and injunction provisions have been negotiated in good faith, and are consistent with sections 105, 1123(b)(6), 1129 and 1142 of the Bankruptcy Code and applicable law in this Circuit. See Confirmation Standards Exhibit, at 10-11.

K. Section 1129(a)(4). No payment for services or costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be made by a Debtor other than payments that have been approved or are subject to approval by order of the Bankruptcy Court, including paragraphs 78-86 of this Order. Pursuant to Sections II.A.1.h.ii.A and VIII.B of the Plan, and except as otherwise provided under the Plan or herein, all such payments to be made to Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date will be subject to review and approval by the Bankruptcy Court. See id. at 11-12.

L. Section 1129(a)(5). The Debtors have disclosed (1) the identities of the officers and directors of Reorganized ANR and each other Reorganized Debtor and (2) the identity of any insiders that will be employed or retained by the Reorganized Debtors on Exhibit IV.E.2 to the Plan. The compensation of the Reorganized Debtors’ directors will be consistent with each Reorganized Debtor’s applicable constituent documents, as disclosed on Exhibits IV.E.1.a and IV.E.1.b to the Plan. The Debtors disclosed (1) the affiliations of their proposed respective directors and officers and (2) the compensation of any insiders to be employed or retained by the Reorganized Debtors (to the extent not previously disclosed) at or prior to the Confirmation Hearing. The prior compensation of the Debtors’ officers and directors has been disclosed by the Debtors in their previous filings with the United States Securities and Exchange Commission (the “SEC”) (including ANR’s most recent proxy statement, filed on April 9, 2015). In addition, the Debtors disclosed officer and director compensation in Exhibit A to the Reply in Support of Motion of the Debtors for Entry of an Order (I) Authorizing Payments Under 2015 Annual Incentive Bonus Plan and (II) Approving Key Employee Incentive Plan for Certain Insider Employees for 2016 (Docket No. 1318), dated January 20, 2016. The proposed directors and officers for the Reorganized Debtors as set forth on Exhibit IV.E.2 to the Plan are qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of holders of Claims and Interests and with public policy and the terms of the Global Settlement. See id. at 12-13.

M. The Debtors further disclosed: (1) the identities of the officers and employees of the Debtors who will take on interim roles with NewCo and its anticipated affiliates to assist in efforts to prepare for the closing of the NewCo Asset Sale and other transactions to occur on the Effective Date (the “Designated Employees”); (2) each Designated Employee’s role/title with the

Debtors; and (3) each Designated Employee’s role/title on an interim basis with NewCo and its anticipated affiliates. None of the Designated Employees is a member of executive management of the Debtors or has, or will have, any material decision-making power in connection with the Plan or any aspect of the Chapter 11 Cases. See Notice of Appointment of Interim Management of NewCo Entities in Connection with Preparations to Implement the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2705). As such, these interim appointments are appropriate.

N. Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency. See Confirmation Standards Exhibit, at 13.

O. Section 1129(a)(7). Each holder of a Claim or Interest in each impaired Class of Claims or Interests that has not accepted the Plan will, on account of such Claim or Interest, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would have received or retained if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The Debtors have demonstrated that the Plan is in the best interests of their creditors. See id. at 13-14.

P. Section 1129(a)(8). The Plan has not been accepted by all impaired classes of Claims and Interests because, pursuant to the Disclosure Statement Order, the holders of Claims in Class 8 (Section 510(b) Securities Claims), Class 9 (Section 510(b) Old Common Stock Claims) and Class 10 (Old Common Stock of ANR Interests) are deemed to have rejected the Plan. Nevertheless, as more fully explained below, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such non-accepting Classes of Claims and Interests. See generally Voting Declaration; Confirmation Standards Exhibit, at 14.

Q. Section 1129(a)(9). The Plan provides treatment for Administrative Claims, Priority Tax Claims and Priority Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code. See Confirmation Standards Exhibit, at 14-16.

R. Section 1129(a)(10). The Plan has been accepted by all six classes of impaired Claims that are entitled to vote on the Plan (i.e., Classes 2, 3, 4, 6A, 6B and 6C), determined without including any acceptance of the Plan by any insider. See generally Voting Declaration; Confirmation Standards Exhibit, at 16.

S. Section 1129(a)(11). The Plan is feasible, within the meaning of section 1129(a)(11) of the Bankruptcy Code. The Debtors’ projections of the capitalization and financial information of the Reorganized Debtors and NewCo as of the Effective Date are reasonable and made in good faith and Confirmation of the Plan is not likely to be followed by the liquidation (other than the potential liquidation of inactive Debtor entities that no longer serve an ongoing business purpose, as described in Exhibit IV.B.1 to the Plan) or the need for further financial reorganization of the Reorganized Debtors. See Confirmation Standards Exhibit, at 16-17; Carmody Declaration, at ¶¶ 14-27. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success and the Reorganized Debtors’ ability to comply with their obligations related to Reclamation Activities arising in connection with any Resolution of Reclamation Obligations. See Carmody Declaration, at ¶¶ 14-27.

T. Section 1129(a)(12). The Plan provides that Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code will be paid by the Debtors in Distribution Cash equal to the amount of such Administrative Claims on or before the Effective Date. After the Effective Date, all fees payable pursuant to section 1930 of title 28 of the United States Code will be paid out of the reserves established pursuant to Section V.J of the

Plan by the applicable Reorganized Debtor until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code. See Confirmation Standards Exhibit, at 17.

U. Section 1129(a)(13). As required by section 1129(a)(13) of the Bankruptcy Code, following the Effective Date of the Plan, and consistent with Section IV.M.2 of the Plan, the payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code) will continue to the extent provided by prior orders of the Bankruptcy Court (including the 1113/1114 Order and the Stipulation and Agreed Order Among the Debtors, the Retiree Committee and the First Lien Agent: (I) Resolving Motion of the Debtors, Pursuant to Section 363 of the Bankruptcy Code, for an Order Authorizing Debtors to Terminate Certain Unvested Non-Pension Benefits; and (II) Granting Certain Related Relief in the form entered by the Bankruptcy Court for the duration of the periods the Debtors have obligated themselves to provide such benefits, thereby satisfying section 1129(a)(13) of the Bankruptcy Code; provided, however, that nothing in this Order shall be construed to restrict or enlarge the Reorganized Debtors’ rights to modify any such retiree benefits (including health and welfare benefits) under applicable non-bankruptcy law after the occurrence of the Effective Date. See Confirmation Standards Exhibit, at 17.

V. Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16). Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to the Debtors.

W. Section 1129(b). Notwithstanding the fact that the Plan does not comply with section 1129(a)(8) of the Bankruptcy Code, the Plan may still be confirmed because it does not “discriminate unfairly” and is fair and equitable with respect to Classes 8, 9 and 10 (i.e., the Classes that are impaired and deemed to reject the Plan) (the “Deemed Rejecting Classes”).

1.	Unfair Discrimination. The Plan does not discriminate unfairly with respect to holders of Claims and Interests in the Deemed Rejecting Classes because such holders are receiving the same treatment as holders of similarly situated Claims and Interests against the applicable Debtor. See Confirmation Standards Exhibit, at 18-19.

2.	Fair and Equitable. The Plan is fair and equitable with respect to each Deemed Rejecting Class because (a) it does not provide a recovery on account of any Claim or Interest that is junior in priority to the impaired, non-accepting Classes of Claims and Interests and (b) no holder of a Claim or Interest in any Class will receive or retain property under the Plan that has a value greater than 100% of such holder’s Allowed Claim or Interest. See id. at 19.

X. Section 1129(c). The Plan is the only plan that has been filed in the Chapter 11 Cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

Y. Section 1129(d). No party in interest, including, but not limited to, any Governmental Unit, has requested that the Bankruptcy Court deny Confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

Z. Section 1129(e). None of the Chapter 11 Cases are small business cases within the meaning of the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

COMPLIANCE WITH BANKRUPTCY RULE 3016

AA. The Plan is dated and identifies the Debtors as the proponents of the Plan, thereby satisfying Bankruptcy Rule 3016(a).

BB. The Disclosure Statement and the May 27 Plan were filed together under Docket No. 2594 in the Chapter 11 Cases, thereby satisfying Bankruptcy Rule 3016(b).

CC. The injunction provisions in the Disclosure Statement and the Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined by the Plan and identify the entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).

BURDEN OF PROOF AND

SATISFACTION OF CONFIRMATION REQUIREMENTS

DD. The Debtors, as proponents of the Plan, have met their burden of proving each element of section 1129 of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for confirmation. Each witness who testified on behalf of the Debtors or the First Lien Lenders at or in connection with the Confirmation Hearing was credible, reliable and qualified to testify as to the topics addressed in his testimony.

EE. Based upon the foregoing, and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Debtors have satisfied all of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

THE NEWCO ASSET SALE

FF. On March 11, 2016, the Bankruptcy Court entered the Bidding Procedures Order (Docket No. 1754), which, among other things, (1) approved the Bidding Procedures and (2) authorized certain related contract procedures.

GG. As evidenced by the affidavits of service previously filed with the Bankruptcy Court, including the affidavits identified in paragraph I above, and based on the representations of counsel at the Confirmation Hearing: (1) proper, timely, adequate and sufficient notice of the Core Asset Sale Motion, the NewCo Asset Sale and the time and place of the hearing to approve the NewCo Asset Sale has been provided in accordance with sections 102(1), 363, 365 and 1123(b) of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006 and 9007 and the Bidding Procedures Order; (2) such notice was good and sufficient, appropriate under the particular circumstances and consistent with all applicable orders of the Bankruptcy Court; and (3) no other or further notice of the Core Asset Sale Motion, the NewCo Asset Sale or the time and place of the hearing to approve the NewCo Asset Sale shall be required. Notice of the Core Asset Sale Motion, the NewCo Asset Sale and the time and place of the hearing to approve the NewCo Asset Sale was also posted electronically on the KCC website, at http://www.kccllc.net/alpharestructuring, and published in USA Today.

HH. The Debtors served (1) the Auction and Hearing Notice, (2) individualized notice of any potential assumption and assignment of Executory Contracts and Unexpired Leases in connection with the Core Asset Sale Motion on each non-Debtor counterparty thereto pursuant to the Bidding Procedures Order and/or (3) a notice of the proposed assumption or assumption and assignment of Executory Contracts and Unexpired Leases to be assumed or assumed and assigned pursuant to the Plan on all counterparties thereto, consistent with the terms of the Contract Procedures Order. All such parties have been provided with a reasonable opportunity to object and be heard with respect to the Core Asset Sale Motion and the relief requested therein, including the assumption and assignment of any Executory Contracts and Unexpired Leases in connection therewith and any Cure Amount Claims in respect thereof.

II. A reasonable opportunity to object or be heard regarding the relief requested in the Core Asset Sale Motion and granted herein has been afforded to all interested persons and entities.

JJ. As demonstrated by the record of the Confirmation Hearing and the docket in the Chapter 11 Cases, the Debtors have demonstrated good and sufficient reasons for the Bankruptcy Court to approve the NewCo Asset Sale and the other relief granted herein with respect to the NewCo Asset Sale.

KK. The Debtors and their Professionals marketed the NewCo Assets and conducted the marketing and sale process in compliance with the Bidding Procedures and the Bidding Procedures Order. Based upon the record of the Chapter 11 Cases, creditors, other parties in interest and prospective purchasers were afforded a reasonable and fair opportunity to bid for the NewCo Assets. The Debtors and their Professionals, agents and other representatives: (1) provided potential purchasers, upon request, sufficient information to enable them to make an informed judgment on whether to bid on the NewCo Assets; and (2) faithfully executed their duties in (a) considering all offers and bids throughout the Bidding Process and (b) determining that NewCo is the Successful Bidder for the NewCo Assets. See Parkhill Declaration ¶¶ 16-32.

LL. In accordance with the Bidding Procedures Order, the Stalking Horse APA was deemed a Qualified Bid, and NewCo was eligible to participate in the Bid Process and any Auction as a Qualified Bidder.

MM. No other bids received for the NewCo Assets as part of the Bid Process were determined to be Qualified Bids after consultation with the Consultation Parties. As such, after consultation with the Consultation Parties, the Debtors designated NewCo’s bid as reflected in the Stalking Horse APA as the Successful Bid for the NewCo Assets. See Notice of Designation of Successful Bidder for Reserve Price Assets and Cancellation of Auction for Reserve Price Assets (Docket No. 2419).

NN. As set forth in the DIP Credit Agreement and the Lender Settlements Order, the First Lien Lenders have the right to credit bid under section 363(k) of the Bankruptcy Code with respect to (1) debt under the First Lien Credit Agreement and (2) the First Lien Lender Diminution Claim. NewCo is duly authorized to and may credit bid such debt and claims on behalf of the First Lien Lenders. The Purchase Price to be paid by NewCo is fair and constitutes reasonably equivalent value and reasonable market value for the NewCo Assets.

OO. The Bidding Procedures were substantively and procedurally fair to all parties and all potential bidders and afforded notice and a full, fair and reasonable opportunity for any person to make a higher or otherwise better offer to purchase the NewCo Assets. The Debtors conducted the sale process without collusion and in accordance with the Bidding Procedures.

PP. The Debtors are the sole and lawful owners of the NewCo Assets, and the NewCo Assets are property of the Debtors’ Estates under section 541 of the Bankruptcy Code.

QQ. NewCo is a purchaser in good faith with respect to the NewCo Assets, as that term is used in section 363(m) of the Bankruptcy Code. The Stalking Horse APA was negotiated, proposed and entered into by the parties in good faith, from arm’s length bargaining positions and without collusion or fraud, and NewCo is entitled to the protections of section 363(m) of the Bankruptcy Code with respect to the NewCo Asset Sale. None of the Debtors nor NewCo has engaged in conduct that would cause or permit the NewCo Asset Sale to be voided under section 363(n) of the Bankruptcy Code.

RR. The Debtors’ determination that the NewCo Asset Sale set forth in the Plan and the Stalking Horse APA constitutes the highest and best offer for the NewCo Assets is a valid and sound exercise of the Debtors’ business judgment. The Debtors have determined that consummating the NewCo Asset Sale under the terms set forth in the Plan, the Stalking Horse APA and the related agreements contemplated thereby (collectively, the “Related Agreements”) represents the best opportunity for the Debtors’ Estates to realize the greatest value for the NewCo Assets and will provide a greater recovery for the Debtors’ creditors, including through a reduction of claims against the Debtors’ Estates, than would be provided by any other practical or available alternative.

SS. Sound business reasons have been articulated for performing the obligations set forth in the Stalking Horse APA and for selling the NewCo Assets as set forth in the Core Asset Sale Motion and the Plan, and it is a reasonable exercise of business judgment by the Debtors to execute, deliver and consummate the Stalking Horse APA with NewCo and the transactions contemplated thereby.

TT. Except as specifically provided in the Stalking Horse APA or this Order, NewCo shall not assume or become liable for any Encumbrances (as defined below) relating to the NewCo Assets sold by the Debtors. Any such valid and enforceable Encumbrances shall be treated in accordance with the terms of the Plan.

UU. The Debtors may sell the NewCo Assets free and clear of any Encumbrances because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code have been satisfied. Those holders of such Encumbrances who did not object, or who withdrew their objections, to the NewCo Asset Sale, the Core Asset Sale Motion or the Plan are deemed to have consented to the sale of the NewCo Assets free and clear of any Encumbrances pursuant to section 363(f)(2) of the Bankruptcy Code.

VV. The terms and conditions set forth in the Stalking Horse APA, including the total consideration to be realized by the Debtors, are fair and reasonable, and the transaction contemplated by the Stalking Horse APA is in the best interests of the Debtors, their creditors and their Estates.

WW. A valid business purpose exists for approval of the NewCo Asset Sale contemplated by the Plan and the Core Asset Sale Motion pursuant to sections 363(b), 363(f) and 363(m) of the Bankruptcy Code. As a condition to purchasing the NewCo Assets, NewCo requires that: (1) the NewCo Assets be sold free and clear of Encumbrances; and (2) NewCo shall have no liability whatsoever for any obligations of, or claims (including, without limitation, as defined in section 101(5) of the Bankruptcy Code) against, the Debtors except as expressly provided in the Stalking Horse APA, the Related Agreements or this Order. Except as otherwise explicitly provided in the Stalking Horse APA, the Related Agreements or this Order, NewCo will not enter into the Stalking Horse APA and consummate the transactions contemplated thereby, thus adversely affecting the Debtors’ Estates and undermining the ability of the Debtors to consummate the Plan, if: (a) the NewCo Asset Sale were not free and clear of Encumbrances; (b) if NewCo or any of its affiliates were or would be liable for any obligations of, or claims (including without limitation as defined in section 101(5) of the Bankruptcy Code and any claims on a theory of successor liability) against, the Debtors or any of their employees or affiliates; (c) the corporate structure of NewCo or the transactions contemplated in the Stalking Horse APA were in a form other than the form described in the Stalking Horse APA and the Plan; and (d) the injunction, exculpation and release provisions in the Plan were not approved by the Bankruptcy Court.

XX. The transfer of the NewCo Assets to NewCo is or will be a legal, valid and effective transfer of the NewCo Assets, and will vest NewCo with all right, title and interest in and to the NewCo Assets, free and clear of any Encumbrances, except those Encumbrances explicitly and expressly permitted by the Stalking Horse APA, the Related Agreements or this Order.

YY. An injunction against creditors and third parties pursuing Encumbrances is necessary to induce NewCo to close the NewCo Asset Sale. The issuance of such an injunction is therefore necessary to avoid irreparable injury to the Debtors’ Estates and will benefit all creditors.

ZZ. The requirements of sections 363(b) and 363(f) of the Bankruptcy Code and any other applicable law relating to the NewCo Asset Sale have been satisfied.

AAA. No bulk sale law or any similar law of any state or other jurisdiction shall apply in any way to the NewCo Asset Sale or related transactions contemplated by the Stalking Horse APA.

RESTRUCTURING TRANSACTIONS

BBB. The Restructuring Transactions described in Article IV of, and Exhibit IV.B.1 to, the Plan are the result of extensive negotiations between the Debtors and certain of their primary stakeholder constituencies and have been proposed in good faith. The Restructuring Transactions are critical to the success and feasibility of the Plan and are necessary and appropriate for the consummation of the Plan (including the NewCo Asset Sale), and such transactions are in the best interests of the Debtors, the Reorganized Debtors, their Estates and creditors. The Restructuring Transactions promote, among other things: (1) a tax-efficient, value-generating structure for the NewCo Asset Sale; and (2) the creation of a rational corporate structure for the Reorganized Debtors, facilitating appropriate financial reporting according to business lines. Over time, a number of corporate acquisitions and divestitures by the Debtors have resulted in a complex corporate structure. The Restructuring Transactions work to streamline this corporate structure to better reflect and serve the Reorganized Debtors’ operational functions. The Restructuring Transactions have not been entered into (1) fraudulently, nor with the intent to hinder, delay or defraud any entity to which the Debtors or the Reorganized Debtors are, or may become, indebted on or after the Effective Date; or (2) for the principal purpose of avoiding taxes or the application of section 5 of the Securities Act. The NewCo Asset Sale and all transactions constituting Restructuring Transactions are transactions under the Plan and are therefore entitled to the exemptions provided in section 1146 of the Bankruptcy Code.

IMPLEMENTING DOCUMENTS

CCC. All documents and agreements necessary to implement the Plan and all other relevant and necessary documents (including, but not limited to, (1) the Stalking Horse APA and the Related Agreements, (2) the agreements underlying the Resolution of Reclamation Obligations and (3) the Exit Facility) are essential elements of the Plan and have been negotiated in good faith and at arm’s-length. Entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, their Estates and the holders of Claims and Interests and shall, upon completion of documentation and execution, be valid, binding and enforceable agreements and shall not be in conflict with any federal, state or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements and/or the principal terms thereof. The Debtors and the Reorganized Debtors, as applicable, are authorized, without any further notice, action, order or approval of the Bankruptcy Court, to finalize, execute and deliver all agreements, documents, instruments and certificates relating to the Plan and to perform their obligations under such agreements, documents, instruments and certificates, including, without limitation, the Exit Financing Documents and the Resolution of Reclamation Obligations.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

DDD. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Section II.G of the Plan provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their estates, holders of Claims and other parties in interest in the Chapter 11 Cases. See Eidson Declaration ¶ 34. The Debtors have filed Exhibits II.G.1.a, II.G.4 and II.G.5 to the Plan (as they may have been amended or supplemented) and either have provided or will provide notice of the Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases and any related Cure Amount Claims in accordance with the procedures (collectively, the “Contract Procedures”) set forth in or incorporated into the Contract Procedures Order.

EEE. The Executory Contracts and Unexpired Leases assumed by the Debtors and assigned to NewCo (or its designated subsidiaries) in connection with the NewCo Asset Sale are an integral part of the NewCo Assets and, accordingly, such assumptions and assignments are reasonable and enhance the value of the Estates. Counterparties to Executory Contracts and Unexpired Leases who did not timely object to the assignment of such agreements to NewCo (or its designated subsidiaries) shall be deemed to have waived any objections to the assignability of such agreements and consented to such assignment.

FFF. The Debtors have (1) cured, or provided adequate assurance of cure of, any default by the Debtors existing prior to the Closing Date under any of the Executory Contracts and Unexpired Leases proposed to be assumed by the Debtors and assigned to NewCo within the meaning of section 365(b)(1)(A) of the Bankruptcy Code; and (2) compensated, or provided adequate assurance of compensation, to the non-Debtor counterparties for any actual pecuniary loss to such party resulting from a default by the Debtors prior to the Effective Date under such contracts and leases, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code. NewCo has provided adequate assurance of its (or its designated subsidiaries’) future performance of and under such contracts and leases within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.

SETTLEMENTS AND RELEASES

GGG. Pursuant to Bankruptcy Rule 9019(a), and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan (collectively, the “Settlements”), including, but not limited, to: (1) the Unencumbered Assets Settlement; (2) the Diminution Claim Allowance Settlement; (3) the Global Settlement; (4) the Resolution of Reclamation Obligations, including agreements substantially in the forms filed as Exhibits to the (a) Notice of Filing of Certain Agreements with the United States in Connection with Resolution of Reclamation Obligations on July 7, 2016 (Docket No. 2985) and (b) Second Notice of Filing Certain Agreements in Connection with Resolution of Reclamation Obligations filed on July 8, 2016 (Docket No. 3010); (5) the First Lien Lender Settlement; (6) the Second Lien Noteholder Settlement; (7) the Environmental Groups Settlement; (8) the Retiree Committee Settlement; and (9) the UMWA Funds Settlement.

HHH. Based upon the representations and arguments of counsel to the Debtors, the Global Settlement Parties, the Reclamation Obligation Resolution Parties, the Retiree Committee, the non-Debtor counterparties to the Environmental Groups Settlement (collectively, the “Environmental Groups”) and the UMWA Funds and all other testimony either actually given or proffered and other evidence introduced at the Confirmation Hearing and the full record of these Chapter 11 Cases, the findings and conclusions of which are hereby incorporated by reference as if fully set forth herein, this Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of all Settlements, including the Global Settlement, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement and the UMWA Funds Settlement, and the effectuation of the transactions previously approved by the Bankruptcy Court in, among others, the Global Settlement Stipulation, the Lender Settlements Order and the Retiree Committee Settlement provided for herein or in the Plan. Such approval is appropriate because, among other things:

•	the Settlements reflect a reasonable balance between certainty and the risks and expenses of both future litigation and the continuation or conversion of these Chapter 11 Cases;

•	absent the Settlements, there is a likelihood of complex and protracted litigation with the attendant expense, inconvenience and delay that would risk the Debtors’ reorganization efforts and the rehabilitation of the Debtors’ businesses;

•	the Settlements fall well within the range of reasonableness for the resolution of complex litigation;

•	the Settlements are fair, equitable and reasonable and in the best interests of the Debtors and their Estates, the Reorganized Debtors and their respective property, creditors and equity security holders, other parties in interest in the Chapter 11 Cases and the general public;

•	the Settlements will maximize the value of the Estates by preserving and protecting the ability of the Reorganized Debtors to continue operating outside of bankruptcy protection in the ordinary course of business and in compliance with applicable law;

•	the Settlements are essential to the successful implementation of the Plan;

•	the Settlements are supported by, as applicable, the Debtors, the Global Settlement Parties, the Retiree Committee, the Environmental Groups and the UMWA Funds;

•	the Resolution of Reclamation Obligations is supported by the Reclamation Obligation Resolution Parties;

•	the Settlements are the product of arm’s length bargaining and good faith negotiations between and among the Debtors, the Global Settlement Parties, the Retiree Committee, the Environmental Groups and the UMWA Funds, all of which are represented by knowledgeable, competent and experienced counsel; and

•	the Resolution of Reclamation Obligations is the product of arm’s length bargaining and good faith negotiations between and among the Debtors, the First Lien Lenders, NewCo and the Reclamation Obligation Resolution Parties.

See Parkhill Declaration ¶¶ 8-15; Eidson Declaration ¶¶ 15-31.

III. Further, based on the record before the Bankruptcy Court, including, but not limited to, the evidence proffered, adduced and/or presented at the Confirmation Hearing, which is reasonable, persuasive and credible, and has not been controverted by other evidence, the release, exculpation and injunction provisions set forth in the Plan (collectively, the “Plan Releases”) are necessary and fair because: (1) the non-Debtor Released Parties have contributed substantial assets to the reorganization and/or were critical contributors to the Settlements that make Confirmation of the Plan possible; (2) the Plan Releases are (i) essential to the Debtors’ reorganization, (ii) in the best interests of the Debtors, their Estates and parties in interest, (iii) essential consideration for the substantial concessions and contributions made by the Released Parties throughout the Chapter 11 Cases, (iv) a critical element of the integrated and related Settlements that are the foundation of the Plan and (v) integral to the structure of the Plan and formed part of the agreement among all parties in interest embodied thereby; (3) all impaired Classes entitled to vote on the Plan have voted overwhelmingly to accept the Plan; (4) the Plan provides increased recoveries to various Classes affected by the Plan Releases who would receive smaller recoveries, or no recoveries at all, if the Debtors were liquidated or in the absence of some or all of the Settlements; and (5) the Plan Releases do not relieve any Released Party of any liability arising out of an act or omission constituting gross negligence or willful misconduct.

JJJ. Accordingly, without limiting the provisions of paragraph 36 hereof, the Bankruptcy Court finds that: (1) the release of potential Claims belonging to the Debtors or their Estates pursuant to the Plan represent a sound and valid exercise of the Debtors’ business judgment; (2) the third-party releases (including non-consensual third party releases) contemplated by the Plan are necessary and fair under the circumstances of the Chapter 11 Cases and consistent with applicable law; and (3) the Plan Releases were proposed in good faith, are essential to the Plan, are appropriately tailored, are intended to promote finality and prevent parties from attempting to circumvent the Plan’s terms and are consistent with the Bankruptcy Code and applicable law and, therefore, valid and binding. The third-party releases were disclosed in the Disclosure Statement and the Ballots and therefore consented to by all parties who voted in favor of the Plan, but, subject to the provisions of paragraph 36 hereof, shall also be binding on creditors who did not vote in favor of the Plan. In light of all the circumstances, the Plan Releases are consistent with the prevailing law in this District and are fair to the releasing parties.

KKK. This Court has jurisdiction under sections 157 and 1334(a) and (b) of title 28 of the United States Code to approve the releases, exculpations and injunctions set forth in Section III.E of the Plan. Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the releases and exculpations set forth in Section III.E of the Plan.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN

LLL. The conditions precedent to Confirmation of the Plan set forth in Section III.A of the Plan have been satisfied or duly waived in accordance with Section III.C of the Plan.

RETENTION OF JURISDICTION

MMM. The Bankruptcy Court properly retains jurisdiction over the matters set forth in Article VIII of the Plan and, subject to Article VIII of the Plan, the Bankruptcy Court properly retains jurisdiction over (1) any matter arising under the Bankruptcy Code, (2) arising in, or related to, the Chapter 11 Cases, the Plan or this Order after Confirmation thereof and after the Effective Date and (3) any other matter or proceeding that is within the Bankruptcy Court’s jurisdiction pursuant to 28 U.S.C. § 1334 or 28 U.S.C. § 157.

MISCELLANEOUS

NNN. All findings and conclusions contained in the Lender Settlements Order, the Global Settlement Stipulation, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement and the UMWA Funds Settlement are included herein by reference, the same as if such findings and conclusions were set forth herein in full. Except as may be set forth explicitly herein or in an amendment to any of the documents executed in connection with Lender Settlements Order, the Global Settlement, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement, this Order does not modify or amend any of the provisions thereof.

OOO. The Debtors have and continue to maintain adequate and sufficient security for any and all liabilities related to Black Lung Benefits in accordance with applicable law.

PPP. All parties have had a full and fair opportunity to litigate all issues raised or that might have been raised in the Objections, and the Objections have been fully considered by the Bankruptcy Court.

QQQ. Given the facts and circumstances of these Chapter 11 Cases, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived. Time is of the essence in closing the NewCo Asset Sale, and the Debtors and NewCo intend to close the NewCo Asset Sale as soon as practicable in accordance with the terms of the Stalking Horse APA. Therefore, any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay, or risk their appeal being foreclosed as moot.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, AS FOLLOWS:

A.	Confirmation of Plan

1. The Plan and each of its provisions (whether or not specifically approved herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control.

2. The Effective Date of the Plan shall occur on the date determined by the Debtors when the conditions set forth in Section III.B of the Plan have been satisfied or, if applicable, have been waived in accordance with Section III.C of the Plan. For the avoidance of doubt, consistent with the terms thereof, the condition to the Effective Date set forth at Section III.B.8 of the Plan may not be waived without the prior written consent of the UMWA Funds.

3. Any objections or responses to Confirmation of the Plan and the approval of the NewCo Asset Sale or any other relief granted herein, and any reservation of rights contained therein, that (a) have not been withdrawn, waived or settled prior to the entry of this Order or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice. For the avoidance of doubt, and without limiting the foregoing, any timely objections to the Cure Amount Claims and to the assumption or assumption and assignment of any Executory Contracts or Unexpired Leases, other than issues relating to the assignability of such agreements, are preserved to the extent provided in the Contract Procedures Order.

B.	Approval of NewCo Asset Sale

4. The Stalking Horse APA, the Related Agreements (including, but not limited to, any transition agreements that may be entered into between the Debtors, the Reorganized Debtors and NewCo or any affiliates thereof) and the transactions contemplated thereby, including the Restructuring Transactions, are approved, and the Debtors are authorized and empowered to enter into the Stalking Horse APA and the Related Agreements (including any transition agreements) and to perform their obligations thereunder subject to the terms and conditions thereof. Upon entry of this Order, the Debtors are further authorized and empowered to take any and all actions as may be necessary or appropriate to effectuate the terms of the Stalking Horse APA and the Related Agreements, including expending any necessary or appropriate funds post-Confirmation, without any further corporate authorization or order of the Bankruptcy Court.

5. The Debtors are hereby authorized and empowered, pursuant to sections 105, 363(b), 363(f) and 1123(b)(4) of the Bankruptcy Code, to sell the NewCo Assets to NewCo pursuant to and in accordance with the terms and conditions of the Stalking Horse APA, and, pursuant to section 363 of the Bankruptcy Code, title to the NewCo Assets shall pass to NewCo at the closing under the Stalking Horse APA (the “Closing”), in accordance with Section 5.09(b) of the Stalking Horse APA, free and clear of any and all mortgages, options, pledges, liens, charges, security interests, encumbrances, restrictions, leases, licenses, easements, liabilities or claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, including, without limitation, any of the foregoing related to applicable environmental laws and regulations with respect to any assets owned or operated by any of the Debtors or any corporate predecessor of any of the Debtors at any time prior to the Closing, any Black Lung Claims, any Coal Act Claims, any MEPP Claims and any other employee, workers’ compensation, occupational disease or unemployment or temporary disability related Claim, in each case other than the Assumed Liabilities and Permitted Encumbrances (as such terms are defined in the Stalking Horse APA) (collectively, and excluding such Assumed Liabilities and Permitted Encumbrances, the “Encumbrances”). All such Encumbrances upon the NewCo Assets shall be and hereby are unconditionally released, discharged and terminated, with all such Encumbrances to be treated in accordance with the terms of the Plan.

6. Without limiting the generality of the foregoing paragraph, neither NewCo, any affiliate of NewCo, any of the First Lien Lenders nor the First Lien Agent, nor any director, officer, agent, representative, successor, assign, equity holder, employee or professional of any of the foregoing shall, except as expressly provided in the Stalking Horse APA (including with respect to the assumption and assignment of any Executory Contract or Unexpired Lease), assume or be obligated to pay, perform or otherwise discharge any:

(a)

Black Lung Liabilities and Workers’ Compensation Liabilities related to the NewCo Assets, including to and with respect to Business Employees and former employees who worked or who were employed at the NewCo Assets, including, but not limited to, any such Black Lung Liabilities and

Workers’ Compensation Liabilities of the Sellers or any of their respective Affiliates with respect to any of their respective predecessors, other than (i) with respect to any Transferred Employee (except as otherwise set forth in the following clause (iii)), any and all claims relating to employee health and safety, including claims for injury, sickness, disease or death, including any Workers’ Compensation Liabilities, to the extent arising out of an event or injurious exposure that occurs after the Closing, (ii) with respect to any Transferred Employee represented by the UMWA, other than Black Lung Liabilities, any and all claims relating to employee health and safety, including claims for injury, sickness, disease or death, to the extent arising out of an event or injurious exposure that occurs before, on or after the Closing and (iii) any and all Black Lung Liabilities with respect to any Transferred Employee (including any Transferred Employee represented by the UMWA) who is employed by NewCo or the applicable Designated Buyer for a period of not less than one year (as defined in 20 C.F.R. § 725.101(a)(32)) if NewCo or the applicable Designated Buyer is otherwise liable to such Transferred Employee for such Black Lung Liabilities;

(b)	Liability with respect to any coal sales, natural gas sales in any way related to the PLR Complex (it being understood that certain of such Liabilities have been assigned to the purchaser of such assets pursuant to the PLR Order and the agreements attached thereto) or other goods sold or any service provided by the Debtors, including any such Liability (as defined in the Stalking Horse APA) or obligation (i) pursuant to any express or implied representation, warranty, agreement, coal specification undertaking or guarantee made by the Debtors, or alleged to have been made by the Debtors, (ii) imposed or asserted to be imposed by operation of Applicable Law or (iii) pursuant to any doctrine of product liability; or

(c)	Liability (as defined in the Stalking Horse APA) arising under, relating to or with respect to any multiemployer pension plan.

7. The Debtors and NewCo are authorized to and shall comply with all provisions of the Stalking Horse APA.

8. The transfer of the NewCo Assets to NewCo pursuant to the Stalking Horse APA constitutes a legal, valid and effective transfer and shall vest NewCo with all right, title and interest of the Debtors in and to the NewCo Assets so transferred, and such transfer shall occur as set forth in the Restructuring Transactions described in Exhibit IV.B.1 to the Plan.

9. This Order and the Stalking Horse APA shall be binding upon, and shall inure to the benefit of, the Debtors, NewCo and their respective successors and assigns, including, without limitation, any Reorganized Debtor and any chapter 11 trustee hereinafter appointed for the Debtors.

10. As of the Closing, each of the Encumbrances against or in the NewCo Assets, if any, shall be deemed to be released.

11. All Avoidance Actions against the persons set forth in Schedule 2.01(n) to the Stalking Horse APA (if any) are hereby released and waived in accordance with Section 2.01(n) of the Stalking Horse APA.

12. Effective as of the Closing, all parties and/or entities asserting Encumbrances or contract rights against the Debtors and/or any of the NewCo Assets (other than rights under the assumed Executory Contracts or Unexpired Leases assigned to NewCo) are hereby permanently enjoined and precluded from, with respect to such Encumbrances or contract rights: (a) asserting, commencing or continuing in any manner any action against NewCo or any Affiliate of NewCo (including, for the avoidance of doubt, the First Lien Lenders) or the First Lien Agent, or any director, officer, agent, representative, successor, assign, equity holder, employee or professional of any of the foregoing (all such entities collectively, the “Protected Parties”) or against any Protected Party’s assets or properties, including, without limitation, the NewCo Assets; (b) the enforcement, attachment, collection or recovery, by any manner or means, of any judgment, award, decree or order against the Protected Parties or any properties or assets of the Protected Parties, including, without limitation, the NewCo Assets; (c) creating, perfecting or enforcing any encumbrance of any kind against the Protected Parties or any properties or assets of the Protected Parties, including, without limitation, the NewCo Assets; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due to the Protected Parties; and (e) taking any action, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Stalking Horse APA or this Order.

13. If any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens or other documents or agreements evidencing Encumbrances against or in the NewCo Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction and releases of the Encumbrances that the person or entity has with respect to the NewCo Assets, the Reorganized Debtors are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the NewCo Assets.

14. The provisions of this Order authorizing the sale of the NewCo Assets free and clear of Encumbrances shall be self-executing, and none of the Debtors, the Reorganized Debtors, NewCo nor any other party shall be required to execute or file releases, termination statements, assignments, cancellations, consents or other instruments to effectuate, consummate and/or implement the provisions hereof with respect to such sale; provided, however, that this paragraph shall not excuse such parties from performing any and all of their respective obligations under the Stalking Horse APA. Without in any way limiting the foregoing, NewCo is empowered to execute and file releases, termination statements, assignments, consents, cancellations or other instruments to effectuate, consummate and/or implement the provisions hereof with respect to such sale.

15. Each and every federal, state and local government agency or department and all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds and other similar persons are hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Stalking Horse APA, the Related Agreements and this Order. A certified copy of this Order may be filed with the appropriate clerk and/or recorded to act to cancel any Encumbrances.

16. Consummation of the NewCo Asset Sale and the transactions contemplated by the Stalking Horse APA does not effect a de facto merger, consolidation, mere continuation or continuity of enterprise of the Debtors and NewCo or any affiliate of NewCo or result in the continuation of the Debtors’ business under the control of NewCo or any affiliate of NewCo. NewCo and its affiliates are not, nor will any of them become by virtue of the NewCo Asset Sale, the alter ego of, a successor in interest to or a continuation of the Debtors, nor is any of NewCo or its affiliates otherwise liable for the Debtors’ debts and obligations, unless otherwise specifically provided for in the Stalking Horse APA or pursuant to this Order; provided, however, that NewCo shall be treated as a continuation of and successor to ANR solely for U.S. federal income tax purposes (to the extent provided by the Internal Revenue Code) and section 1145 of the Bankruptcy Code.

17. All entities that are presently, or as of the Closing may be, in possession of some or all of the NewCo Assets are hereby directed to surrender possession of the NewCo Assets to NewCo upon the Closing.

18. In connection with the purchase of the NewCo Assets, NewCo is a purchaser in good faith for fair value within the meaning of section 363(m) of the Bankruptcy Code, and NewCo is entitled to the protections of section 363(m) of the Bankruptcy Code. Accordingly, the reversal or modification or appeal of the authorization provided herein to consummate the NewCo Asset Sale shall not affect the validity of the sale to NewCo, unless such authorization is duly stayed pending such appeal prior to the Closing.

19. The NewCo Asset Sale approved by this Order is not subject to avoidance pursuant to section 363(n) of the Bankruptcy Code. The consideration provided by NewCo for the NewCo Assets shall be deemed to constitute reasonably equivalent value and fair consideration.

20. From and after entry of this Order and as long as the Stalking Horse APA has not been terminated pursuant to its terms, none of the Debtors, the Reorganized Debtors, nor any other person shall take or cause to be taken any action that would adversely affect or interfere with the transfer of the NewCo Assets either to the Debtors prior to the Closing for subsequent transfer to NewCo, or to NewCo in accordance with the terms and conditions of the Stalking Horse APA and this Order.

21. For the avoidance of doubt, upon the occurrence of the Closing, except as specifically included in the Assumed Liabilities or set forth in a Final Order of the Bankruptcy Court, neither NewCo, any of its affiliates, any of the First Lien Lenders nor the First Lien Agent shall, or shall be deemed to: (a) be the successor of, or successor employer (as described under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) and applicable regulations thereunder) to, the Debtors (including, without limitation, with respect to any collective bargaining agreements, pension plan (including any Pension Plan) or any plan for the provision of medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death) and shall instead be, and be deemed to be, a new employer with respect to any and all federal or state unemployment laws, including any unemployment compensation or tax laws, or any other similar federal or state laws; (b) have any successor or vicarious liabilities of any kind or character, including, but not limited to, any theory of antitrust, environmental, successor or transferee liability, labor, employment or benefits law, de facto merger, substantial continuity, mere continuation or continuity of enterprise, whether known or unknown as of the Closing, then existing or thereafter arising, whether fixed or contingent, asserted or unasserted, liquidated or unliquidated, with respect to the NewCo Assets, the Debtors or their affiliates or predecessors or any obligations of the Debtors or their affiliates or predecessors arising prior to the Closing; or (c) otherwise be liable in any way with respect to any Excluded Liability; provided, however, NewCo shall be treated as a continuation of and successor to ANR solely for U.S. federal income tax purposes (to the extent provided by the Internal Revenue Code) and section 1145 of the Bankruptcy Code.

22. This Order authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval, or the discontinuation of any obligation thereunder, in accordance with the Stalking Horse APA, subject in each case to compliance with any applicable legal requirements under police or regulatory law. Without limiting the foregoing sentence, no Governmental Unit may revoke or suspend any right, license, trademark or other permission relating to the use of the NewCo Assets sold, transferred or conveyed to NewCo on account of the filing or pendency of these Chapter 11 Cases or the consummation of the NewCo Asset Sale.

23. Nothing in this Order or the Stalking Horse APA shall release, nullify, preclude or enjoin the enforcement of any police power or regulatory liability to a Governmental Unit that any entity would be subject to as the owner, lessee, permittee, controller or operator of property or a mining operation after the Closing, including, but not limited to, liability for reclamation pursuant to the Surface Mining Control and Reclamation Act (“SMCRA”) and applicable state law, whether or not the conditions giving rise to such enforcement arose prior to or after the Effective Date, provided, however, that nothing in this paragraph shall limit or modify the Resolution of Reclamation Obligations with respect to the parties thereto.

24. No provision of the Bidding Procedures Order, this Order, the Stalking Horse APA or any Related Agreement (or any other purchase and sale agreement) shall be a ruling or is intended to be construed as a ruling on whether NewCo (or any affiliate thereof) is a successor to the Debtors for purposes of registration and reporting under the federal securities laws (including relevant rules and regulations promulgated thereunder) (the “Federal Securities Laws”), and NewCo’s (or any affiliate thereof’s) obligation, if any, to file periodic public reports with the SEC shall be governed by applicable provisions of the Federal Securities Laws. Except as may be expressly set forth herein, nothing in the Bidding Procedures Order, this Order, the Stalking Horse APA or any Related Agreements shall relieve or excuse the Debtors, the Reorganized Debtors, NewCo or any other party from complying with any and all applicable Federal Securities Laws.

25. As provided in Section 7.14 of the Stalking Horse APA, upon the dissolution of ANR, the Reorganized Debtors will automatically succeed to the rights, and are authorized to assume and perform the obligations, of ANR arising after the Closing under the Transaction Documents (as defined in the Stalking Horse APA).

26. As of the Closing, all agreements of any kind whatsoever and all orders of the Bankruptcy Court entered prior to the date hereof shall be deemed amended or otherwise modified to the extent required to permit consummation of the NewCo Asset Sale.

27. The Stalking Horse APA, the Related Agreements and any other related agreements, documents or other instruments may be modified, amended or supplemented through a written document signed by the parties thereto in accordance with the terms thereof, provided that: (a) an order of the Bankruptcy Court has approved such modification, amendment or supplement; (b) such modification, amendment or supplement is not material; (c) such modification, amendment or supplement is made in the ordinary course of business; or (d) such modification, amendment or supplement is made in accordance with the terms thereof.

28. In the event of any inconsistencies between this Order and the Stalking Horse APA, this Order shall govern in all respects.

C.	Approval of Settlements

29. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and pursuant to Bankruptcy Rule 9019, the Settlements set forth in or incorporated into the Plan (including, without limitation, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement and the UMWA Funds Settlement), and all agreements and other documents relating to the foregoing, are approved in all respects on a final, non-contingent basis.

30. The Debtors and the Reorganized Debtors, as applicable, are duly authorized to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers related to the Settlements, and to take any and all actions reasonably necessary or appropriate to consummate the Settlements.

D.	Approval of Releases

31. The Plan Releases are approved in all respects, incorporated herein in their entirety, so ordered and shall be immediately effective on the Effective Date without further order or action on the part of the Bankruptcy Court, any of the parties to such releases or any other party.

32. Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, shall forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party except with respect to obligations arising under the Plan, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that (a) arises under any transition agreement entered into by the Debtors or the Reorganized Debtors and effective on and following the Effective Date and (b) otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

33. Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest, to the fullest extent permissible under law, shall be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such Person has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Plan and the Bankruptcy Code); provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that the foregoing provisions shall not affect any rights to enforce the Plan, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan. For the avoidance of doubt and without limiting any releases granted in the Resolution of Reclamation Obligations, nothing in this paragraph shall release any Person from any liabilities owing to the United States of America.

34. From and after the Effective Date, except with respect to obligations arising under (a) the Plan, (b) the Unencumbered Assets Settlement, (c) the Diminution Claim Allowance Settlement, (d) the Global Settlement, (e) the Resolution of Reclamation Obligations, (f) the First Lien Lender Settlement, (g) the Second Lien Noteholder Settlement, (h) the Environmental Groups Settlement, (i) the Retiree Committee Settlement, (j) the UMWA Funds Settlement, (k) that certain Agreement to Fund the VEBA between Contura Energy, Inc. and the UMWA, (l) that certain Memorandum of Understanding on Transition of New Labor Agreements among Contura Energy, Inc., the UMWA and Debtors Cumberland Coal Resources, LP, Emerald Coal Resources, LP, Litwar Processing Company, LLC, Power Mountain Coal Company, Goals Coal Company, Bandmill Coal Corporation, Longfork Coal Company, Omar Mining Company and

Dickenson-Russel Coal Company, LLC and (m) that certain Agreement to Mine the Foundation Reserves Under the Terms of the 2016 Agreement between Contura Energy, Inc. and the UMWA, or other obligations assumed in connection with the Plan or this Order, to the fullest extent permitted by applicable law, the Released Parties shall release one another from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to: (a) any Debtor; (b) the Chapter 11 Cases; (c) the Estates; (d) the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement, or any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; (e) the process of marketing, selling and disposing of Assets pursuant to the Sale Orders, the De Minimis Sale Order or other orders entered by the Bankruptcy Court in the Chapter 11 Cases approving the sale or other disposition of Assets, including in connection with the NewCo Asset Sale; or (f) any other act taken or omitted to be taken in connection with the Chapter 11 Cases or the implementation of the Plan; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

35. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, Sections III.E.5 and III.E.6 of the Plan shall not apply with respect to the prosecution by plaintiffs of claims asserted against certain former directors and officers of Massey Energy Company in the litigation captioned as In re Massey Energy Co. Deriv. & Class Action Litigation, C.A. No. 5430-CB (Del. Ch.).

36. Except (A) as expressly limited by the terms of the Resolution of Reclamation Obligations (to the extent applicable, and only as applicable to the signatory agencies or nongovernmental parties thereto) and (B) subject to subsection (a)(ii)(B) of this paragraph 36 and paragraph 23 of this Order, with respect to any relief expressly granted to NewCo in the Plan or this Order (including, but not limited to, any provisions of the Plan or this Order approving the NewCo Asset Sale free and clear of Encumbrances), nothing in the Plan or this Order:

(a)	releases, discharges, exculpates, precludes or enjoins the enforcement of:

i.	any liability or obligation to, or any claim or any cause of action by, a Governmental Unit under any applicable Environmental Law to which any Reorganized Debtor is subject to the extent that it is the owner, lessee, permittee, controller or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Effective Date);

ii.	the obligations under the Consent Decree in United States, et al. v. Alpha Natural Resources, Inc. et al., No. 2:14-11609 (S.D.W.Va.) either: (A) against the Reorganized Debtors with respect to their facilities or future facilities; or (B) against NewCo with respect to Section IX thereof, including the construction and operation of the Advanced Water Treatment Plant and related obligations, as it pertains to the Cumberland and Emerald mining complexes;

iii.	any liability to a Governmental Unit under Environmental Law, the Federal Mine Safety and Health Act of 1977, any state mine safety law, ERISA, the Black Lung Act or other applicable police or regulatory law, in each case, that is not a Claim;

iv.	any claim of a Governmental Unit under any Environmental Law, ERISA, the Black Lung Act or other applicable police or regulatory law, in each case, arising after the Effective Date;

v.	any liability to a Governmental Unit on the part of any Person or entity other than the Debtors or the Reorganized Debtors, or any claim assertable by a Governmental Unit against any Person or entity other than the Debtors or the Reorganized Debtors; or

vi.	any valid right of setoff or recoupment by any Governmental Unit, subject to the requirements of section 553 of the Bankruptcy Code or other applicable law; provided that, for the avoidance of doubt, the preservation of such setoff and recoupment rights shall not limit or impede the free and clear nature of the NewCo Asset Sale consistent with Section IV.C of the Plan; provided further that NewCo is not purchasing any federal or state tax refunds of the Debtors;

(b)	enjoins or otherwise bars any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding clause (a) hereof (provided that the Bankruptcy Court retains jurisdiction to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Plan, any document relating to the Plan or the Restructuring Transactions, the Stalking Horse APA, this Order or the Bankruptcy Code), or shall divest any tribunal or other government body of any jurisdiction it may have under Environmental Law, ERISA, the Black Lung Act or other applicable police or regulatory law to adjudicate any defense asserted under the Plan or the Confirmation Order; and/or

(c)	authorizes the transfer or assignment of any (i) license, (ii) permit, (iii) registration, (iv) lease, (v) authorization, (vi) approval, (vii) agreement or (viii) contract, in each case, with a Governmental Unit, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements, court orders and approvals under non-bankruptcy laws and regulations;

provided, however, for the avoidance of doubt, the foregoing does not (i) limit or modify any provision of the Plan or this Order that expressly addresses Governmental Units, Black Lung Claims or ERISA matters or (ii) limit the exculpation expressly set forth in Section III.E.7 of the Plan;

provided, further, for the avoidance of doubt, the foregoing does not limit any releases, discharges, exculpations, preclusions or injunctions in any agreement forming part of the Resolution of Reclamation Obligations to which any Governmental Unit is signatory.

37. For the purposes of the foregoing paragraph, the term “Environmental Law” shall mean all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and determinations and all common law concerning pollution or protection of the environment, or environmental impacts on human health and safety, including the Atomic Energy Act; the Clean Air Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right to Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; SMCRA; the Toxic Substances Control Act; and any state or local equivalents of the foregoing.

38. Nothing in the Plan or this Order: (a) administers or otherwise affects the trust established by the Debtors pursuant to 26 U.S.C. § 501(c)(21) as security for the payment of Black Lung Claims, or the funds deposited (and required to be deposited) therein, except that the Reorganized Debtors are vested with such legal title or other authority as necessary to effectuate the equitable purpose of the trust; (b) impairs or otherwise affects the obligation of the Debtors to maintain funds in the trust as required by the U.S. Department of Labor on February 6, 2014; or (c) enjoins or otherwise precludes any Governmental Unit from drawing on funds in the trust, including for Black Lung Claims discharged pursuant to the Plan.

39. Nothing in the Plan or this Order:

(a)	releases, discharges, exculpates, precludes or enjoins the enforcement of any liability or obligation under the Black Lung Act with respect to: (i) any miner whose last day of employment with any of the Debtors occurred on or after the Petition Date (the obligation for which shall be assumed by the Reorganized Debtors); or (ii) any miner employed by any of the Reorganized Debtors (including, for (i) and (ii), any liability or obligation under the Black Lung Act with respect to any dependent or survivor of such a miner); or

(b)	enjoins or otherwise bars the U.S. Department of Labor from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding clause (a) hereof, or shall divest any tribunal or other government body of any jurisdiction it may have under the Black Lung Act or other applicable police or regulatory law to adjudicate any defense asserted under the Plan or this Order.

40. Nothing in paragraph 8 of the Order (I) Authorizing the Debtors to (A) Reject Certain Unexpired Leases of Nonresidential Real Property and (B) Assume Certain Leases of Nonresidential Real Property, and (II) Granting Related Relief (Docket No. 2727) or any similar orders entered by the Bankruptcy Court (a) applies to (i) the Office of Surface Mining Reclamation and Enforcement; (ii) the West Virginia Department of Environmental Protection; (iii) the Illinois Department of Natural Resources; (iv) the Kentucky Energy and Environment Cabinet, Department for Natural Resources; or (v) the Virginia Department of Mines, Minerals and Energy; or (b) interferes in any way with such parties’ enforcement of the surface mining laws against the Debtors, the Reorganized Debtors or any other parties.

41. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors’ restructuring, including the formulation, negotiation, preparation, dissemination, implementation, Confirmation or approval of the Plan (or the Distributions under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the First Lien

Lender Settlement, the Second Lien Noteholder Settlement, the Resolution of Reclamation Obligations, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement or any contract, employee pension or other benefit plan, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that this paragraph shall not apply to the obligations arising under the Plan, the obligations assumed thereunder, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Resolution of Reclamation Obligations, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement; and provided further that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

E.	Consolidation of the Debtors

42. As no objections to such consolidation have been filed or served by any party, pursuant to Section VII.B of the Plan, the limited administrative consolidation of the Debtors solely for the purpose of implementing the Plan, including for purposes of voting, assessing whether Confirmation standards have been met, calculating and making Distributions under the Plan and filing post-Confirmation reports and paying quarterly fees to the Office of the United States Trustee, is hereby approved. Pursuant to such administrative consolidation, and without in any way modifying, limiting or impairing the effectiveness of the Restructuring Transactions described on Exhibit IV.B.1 to the Plan, as of the Effective Date: (a) all assets and liabilities of the Debtors will be deemed merged; (b) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors; (c) each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor will be deemed filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors, and the Debtors may file and the Bankruptcy Court will sustain objections to Claims for the same liability that are filed against multiple Debtors; and (d) Intercompany Claims between Debtors will be eliminated and extinguished.

43. Such administrative consolidation (other than for the purpose of implementing the Plan) shall not affect (a) the legal and corporate structures of the Debtors, subject to the right of the Debtors to effect the Restructuring Transactions as provided in Section IV.B of the Plan; (b) the vesting of the Assets (subject to the provisions of paragraph 46 hereof) in the applicable Reorganized Debtors; (c) the right to distributions from any Insurance Contracts or the proceeds thereof; or (d) the rights of any Person to contest alleged setoff or recoupment efforts on the grounds of lack of mutuality under section 553 of the Bankruptcy Code and otherwise applicable law.

F.	Vesting and Transfer of Assets

44. On the Effective Date, except as otherwise provided in the Plan (including with respect to the Restructuring Transactions described in Section IV.B of, and Exhibit IV.B.1 to, the Plan) or this Order: (a) Reorganized Holdings and Reorganized Opco shall exist as separate corporate entities, with all corporate powers in accordance with state law and the certificates of incorporation and bylaws included in Exhibits IV.E.1.a and IV.E.1.b to the Plan; (b) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a direct or indirect subsidiary of Reorganized Opco, and as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law; and (c) on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estate of each Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan will vest, subject to the Restructuring Transactions and the provisions of paragraph 46 hereof, in the applicable Reorganized Debtor or its successors or assigns, as the case may be, free and clear of all Claims, Liens, charges, Liabilities, other encumbrances, Interests and other interests. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

45. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

46. For the avoidance of doubt, the assets to be contributed to the Reorganized Debtors pursuant to the Plan shall not include (a) the NewCo Assets subject to the NewCo Asset Sale or (b) any other Assets subject to an asset sale consummated on or prior to the Effective Date pursuant to a Sale Order or the De Minimis Sale Order.

G.	Restructuring Transactions

47. On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate, in accordance with applicable nonbankruptcy law, to effectuate (a) the Distributions contemplated by the Plan, (b) the NewCo Asset Sale, (c) a corporate restructuring of their respective businesses or (d) the simplification of the overall corporate structure of the Reorganized Debtors, including, but not limited to, the Restructuring Transactions identified on Exhibit IV.B.1 to the Plan, all to the extent not inconsistent with any other terms of the Plan. Unless otherwise provided by the terms of a Restructuring Transaction in accordance with applicable law (including as may be set forth on Exhibit IV.B.1 to the Plan), all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, reorganizations, transfers, dispositions (including, for the avoidance of doubt, any asset dispositions under or in connection with the Plan or any Core Asset Sale Order, including the NewCo Asset Sale), conversions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. To the extent applicable, the Restructuring Transactions shall be deemed to occur in the order and manner described in Exhibit IV.B.1 to the Plan. For the avoidance of doubt, any Restructuring Transaction that results in the continued ownership of Alpha Natural Resources, Inc. by any Reorganized Debtor, in whatever legal form Alpha Natural Resources, Inc. may exist after the occurrence of the Effective Date, shall not result in any liability to any Reorganized Debtor inconsistent with the terms of the Plan or this Order, nor shall the Restructuring Transactions result in any liability to NewCo, its Representatives or any affiliate of the foregoing except as expressly provided in the Stalking Horse APA. To the extent required by the Internal Revenue Code (and any other applicable law), this Order shall constitute a “plan of liquidation” solely with respect to any liquidation of any Debtor for U.S. federal income tax (and other applicable tax) purposes.

H.	Approval of Discharge of Claims and Termination of Interests

48. The discharge and termination of interest provisions set forth in Section III.E.4 of the Plan are approved in all respects, incorporated herein in their entirety, so ordered and shall be immediately effective on the Effective Date without further order or action on the part of the Bankruptcy Court or any other party.

49. Except as specifically set forth in the Plan or this Order, as of the Effective Date and consistent with Exhibit IV.B.1 to the Plan, the Reorganized Debtors shall be discharged of all Claims and other debts and Liabilities, including Black Lung Claims, and all Interests and other rights of the holders of Interests in the Debtors shall be terminated, pursuant to sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

I.	Release of Liens

50. The release and discharge of all mortgages, deeds of trust, liens or other security interests against the property of any Estate as set forth in Section IV.Q of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Bankruptcy Court. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements or such other forms as may be necessary or appropriate to implement this Order and Section IV.Q of the Plan.

51. Pursuant to section 1142 of the Bankruptcy Code, all entities holding Claims against or Interests in the Debtors that are treated under the Plan are hereby directed to execute,

deliver, file or record any document, and to take any action, necessary to implement, consummate and otherwise effect the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan. Upon the entry of this Order, all entities holding Claims against or Interests in the Debtors that are treated under the Plan, and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation and consummation of the Plan.

J.	Injunction

52. As of the Effective Date, except as provided in the Plan or this Order, all Persons who have been, are or may be holders of (a) Claims, including Black Lung Claims, or (b) Interests, shall be, and hereby are, enjoined from taking any of the following actions against or affecting any Released Party, or the respective assets or property thereof, with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from this Order): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against any Released Party, or the respective assets or property thereof; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against any Released Party, or the respective assets or property thereof; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against any Released Party, or the respective assets or property thereof, other than as contemplated by the Plan; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party, or the respective assets or property thereof; and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the Settlements.

53. All Persons that have held, currently hold or may hold any Liabilities released or exculpated pursuant to Sections III.E.6 and III.E.7 of the Plan, respectively, are permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien; (d) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or this Order.

K.	Survival of Corporate Indemnities

54. Prior to the Effective Date, the Debtors (a) shall make arrangements to continue liability and fiduciary (including ERISA) insurance, or purchase a tail policy or policies, for the period from and after the Effective Date, for the benefit of any person who is serving or has served as one of the Debtors’ directors, officers or employees at any time from and after the Petition Date and (b) shall fully pay the premium for such insurance. Any and all directors’ and officers’ liability and fiduciary (including ERISA) insurance or tail policies in existence as of the Effective Date shall be continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Debtor pursuant to section 365 of the Bankruptcy Code. For the avoidance of doubt, nothing in the Plan or this Order shall modify, limit or otherwise alter the obligations of the Reorganized Debtors pursuant to Sections 5.12 or 9.02 of the Stalking Horse APA.

55. The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees on or after the Petition Date by reason of such person’s prior or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, will be deemed and treated as Executory Contracts that are assumed by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of this Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that nothing herein shall create any liability to NewCo on account of such indemnity obligations.

56. The obligations of each Debtor to indemnify any person who was serving as one of its directors, officers or employees (or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request) prior to but not on or after the Petition Date by reason of such person’s prior service in such a capacity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or otherwise, shall terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date; provided, however, that to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations shall be deemed and treated as Executory Contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) shall be subject to the bar date provisions of Section II.G.6 of the Plan.

L.	Exemption From Federal Securities Laws

57. To the maximum extent provided by section 1145 of the Bankruptcy Code and/or applicable nonbankruptcy law (including section 4(a)(2) of the Securities Act with respect to any NewCo Equity and/or other securities issued or transferred under the Plan in connection with the Second Lien Noteholder Distribution), the offering, issuance and distribution of the Reorganized ANR Contingent Revenue Payment, the Reorganized ANR Preferred Interests, NewCo Equity, NewCo Warrants, Reorganized ANR Common Stock and First Lien Lender Takeback/Preferred Consideration or other securities issued or transferred under the Plan shall be exempt from section 5 of the Securities Act, all rules and regulations promulgated thereunder and any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, a security. NewCo shall remain a successor to the Debtors for purposes of section 1145 of the Bankruptcy Code.

58. In accordance with the terms of the Second Lien Noteholder Settlement and the right of the Ad Hoc Committee of Second Lien Noteholders thereunder to allocate the Second Lien Noteholder Distribution among the Second Lien Noteholders, the form of consideration received as part of the Second Lien Noteholder Distribution will depend on such holder’s status as an accredited investor for purposes of the Federal Securities Laws, and no term, condition or provision of the Plan or this Order shall require the Debtors, NewCo or any other person or entity to make any distribution to any Second Lien Noteholder in a manner that is inconsistent with Federal Securities Laws.

M.	Exemption From Taxation

59. Pursuant to section 1146(a) of the Bankruptcy Code, the following shall not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax, filing fee, sales or use Tax or similar Tax, fee or charge: (a) the issuance, transfer or exchange of any securities, including in connection with any Restructuring Transactions; (b) the creation of any mortgage, deed of trust, Lien or other security interest; (c) the making or assignment of any lease or sublease; (d) the execution and delivery of the Exit Facility Documents; (e) any Restructuring Transaction, including (i) the NewCo Asset Sale contemplated in the Stalking Horse APA, (ii) vesting of property of the Debtors’ Estates in the Reorganized Debtors, and (iii) any transfers or distributions pursuant to the Plan; (f) any sale of Assets by the Debtors under section 363 of the Bankruptcy Code that closes in connection with the Plan, including the transfer of assets to NewCo as part of the NewCo Asset Sale; and (g) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan or the NewCo Asset Sale, including any merger agreements, agreements of consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with any of the foregoing or pursuant to the Plan.

60. All filing and recording officers are hereby directed to accept for filing or recording all instruments of transfer to be filed and recorded in accordance with the Plan or the Confirmation Exhibits without payment of any Taxes, fees or charges described in paragraph 59 above. Notice of entry of this Order in the form approved by the Bankruptcy Court (a) shall have the effect of an order of the Bankruptcy Court, (b) shall constitute sufficient notice of the entry of this Order to such filing and recording officers and (c) shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction by contempt proceedings or otherwise.

61. Any transfers of owned or leased real property undertaken pursuant to the Plan or the Restructuring Transactions (including the NewCo Asset Sale) are specifically for the purpose of implementing the Plan and reorganizing and restructuring the Debtors under the Bankruptcy Code and shall not trigger (a) any increase in applicable real property taxes or (b) a reappraisal of any real property so transferred.

N.	Executory Contracts and Unexpired Leases

62. The Executory Contract and Unexpired Lease provisions of Section II.G of the Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered. The Debtors are authorized to assume, assign and/or reject Executory Contracts or Unexpired Leases in accordance with Section II.G of the Plan and the Contract Procedures Order, including in connection with the NewCo Asset Sale.

63. This Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections described in Section II.G of the Plan (including any related assignment resulting from the Restructuring Transactions, the NewCo Asset Sale or otherwise), pursuant to sections 365 and 1123 of the Bankruptcy Code, as of the Effective Date (and as to assignments pursuant to the NewCo Asset Sale, as of and conditioned on the occurrence of the Closing), except for Executory Contracts and Unexpired Leases that: (a) have been rejected pursuant to a Final Order of the Bankruptcy Court; (b) are, as of the Effective Date, subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease; (c) are subject to a motion to reject such Executory Contract or Unexpired Lease filed on or prior to the Effective Date; (d) are rejected pursuant to Section II.G.5 of the Plan; or (e) are designated for rejection in accordance with Section II.G.2 of the Plan. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor or NewCo pursuant to the procedures described in Section II.G of the Plan, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code. Executory Contracts and Unexpired Leases ultimately assigned to NewCo or an affiliate thereof in accordance with the NewCo Asset Sale and the Restructuring Transactions set forth on Exhibit IV.B.1 to the Plan shall be deemed assigned by the applicable Debtor directly to the applicable NewCo entity for purposes of section 365 of the Bankruptcy Code.

64. Each Executory Contract or Unexpired Lease listed on Exhibit II.G.1.a to the Plan shall include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit II.G.1.a to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section II.G.5 of the Plan or designated for rejection in accordance with Section II.G.2 of the Plan. If an objection to a proposed assumption, assumption and assignment, or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection within 10 Business Days of the entry of the order of the Bankruptcy Court resolving the matter against the Debtors. Any such rejection pursuant to the prior sentence shall be deemed effective as of the Effective Date.

65. Notwithstanding anything to the contrary in the Plan, and consistent with the Contract Procedures Order, the Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit II.G.1.a to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section II.G.5 of the Plan; (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption, or assumption and assignment, pursuant to Section II.G.1.a of the Plan; or (c) modify the amount of any Cure Amount Claim. The Debtors and the Reorganized Debtors further reserve the right, consistent with the Contract Procedures Order, at any time until the date that is 30 days after the Effective Date, to amend Exhibit II.G.1.a to the Plan to identify or change the identity of the Reorganized Debtor or other Person that will be an assignee of an Executory Contract or Unexpired Lease.

66. Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including any Executory Contracts or Unexpired Leases assumed by a Debtor pursuant to a prior order of the Bankruptcy Court and not thereafter assigned or rejected, shall be performed by such Debtor or Reorganized Debtor, as applicable, in the ordinary course of its business, or shall be assigned to NewCo or its designee to the extent provided in the Stalking Horse APA and any Related Agreements. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) shall survive and remain unaffected by entry of this Order; provided, however, that, consistent with the Contract Procedures Order, any Executory Contracts or Unexpired Leases assumed by a Debtor and not previously assigned shall be (a) assigned to the Reorganized Debtor, NewCo or any other Person identified on

Exhibit II.G.4 to the Plan, if any; or (b) deemed assigned pursuant to Section II.G.2 of the Plan. The Debtors and the Reorganized Debtors shall have the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit II.G.4 to the Plan to identify or change the identity of the Reorganized Debtor, NewCo entity or other party that will be the assignee of an Executory Contract or Unexpired Lease, subject to any applicable provisions of the Exit Facility Documents.

67. To the extent that: (a) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services; (b) any such agreement constitutes an Executory Contract or Unexpired Lease; and (c) such agreement (i) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (iii) is not subject to a motion to reject such Executory Contract or Unexpired Lease filed on or prior to the Effective Date, (iv) is not listed on Exhibit II.G.1.a to the Plan, (v) is not listed on Exhibit II.G.5 to the Plan or (vi) has not been designated for rejection in accordance with Section II.G.2 of the Plan, such agreement (including any related agreements as described in Section II.G.1.b of the Plan), purchase order or similar agreement shall be assumed by the Debtors and assigned to the Reorganized Debtor or NewCo, as applicable, that will be the owner of the business that performs the obligations to the customer under such agreement (or assigned pursuant to an agreement between the Reorganized Debtors and NewCo consistent with the terms of the Stalking Horse APA), in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit II.G.1.a to the Plan shall be $0.00. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit II.G.5 to the Plan shall not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including related agreements as described in Section II.G.1.b of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

68. Notwithstanding any language to the contrary in any Executory Contract or Unexpired Lease, and in accordance with section 365(f) of the Bankruptcy Code, any assignment of an Executory Contract or Unexpired Lease under which a Debtor is the lessee of real property may be effected without (a) the consent of the lessor party thereto and (b) the payment of any fees or similar charges (including attorneys’ fees) to the lessor. In addition, section 365(c)(1) of the Bankruptcy Code is inapplicable to the Executory Contracts or Unexpired Leases being assumed or assumed and assigned by the Debtors pursuant to Section II.G of the Plan, or deemed satisfied by the consent of any applicable counterparty that did not file an objection to the assignment contemplated by the Plan.

69. The Cure Amount Claims based on monetary defaults under the Executory Contracts and Unexpired Leases to be assumed or assumed and assigned pursuant to the Plan and/or the Stalking Horse APA shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Distribution Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Subject to the terms of paragraph 3 above, if there is a dispute regarding (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any other assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assumed and assigned or (c) any other matter pertaining to the assumption or assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption and/or assignment. Any Cure Amount Claims associated with any Assumed Contract under the Stalking Horse APA, whether assigned to NewCo or not and whether the Cure Amount Claim is determined before or after the Effective Date, will be the sole responsibility of the Reorganized Debtors.

70. Any counterparty to an Executory Contract or Unexpired Lease that fails (or has failed) to object timely to the proposed assumption, assumption and assignment, or Cure Amount Claim set forth on Exhibit II.G.1.a to the Plan (pursuant to the Contract Procedures Order or otherwise) is deemed to have consented to such assumption, assumption and assignment, and related Cure Amount Claim under sections 365(b)(1) and 365(c) of the Bankruptcy Code, as applicable, and shall be forever barred, estopped and enjoined from contesting the assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, disputing the Cure Amount Claim set forth on Exhibit II.G.1.a to the Plan or asserting any Claim against the applicable Debtor, Reorganized Debtor, NewCo or another assignee under section 365(b)(1) and/or 365(c) of the Bankruptcy Code.

71. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and payment of the applicable Cure Amount Claim, if any, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or bankruptcy-related defaults, arising under any assumed or assumed and assigned Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, other than those post-Effective Date obligations referenced and preserved below. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned are disallowed and expunged without further notice to or action, order or approval of the Bankruptcy Court. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors (with respect to Executory Contracts and Unexpired Leases assumed and assigned to a Reorganized Debtor) and NewCo (with respect to Executory Contracts and Unexpired Leases assumed and assigned to NewCo) shall continue to honor all post-Effective Date obligations (including postpetition obligations that have arisen, but are not in default, as of the Effective Date), whether monetary or nonmonetary, under any assumed or assumed and assigned Executory Contracts or Unexpired Leases assumed, respectively, in accordance with their terms, and neither the payment of any Cure Amount Claim nor entry of this Order shall be deemed to release the Debtors, the Reorganized Debtors or NewCo from such obligations.

72. On the Effective Date, except for the Executory Contracts and Unexpired Leases that were previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court or that are assumed pursuant to Section II.G of the Plan (including any related agreements assumed or assumed and assigned, including to NewCo consistent with the Stalking Horse APA, pursuant to Section II.G.1.b of the Plan), each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be rejected pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code. The rejection of such contracts and leases shall be deemed to occur on the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease.

73. Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon counsel to the Debtors on or before the later of: (a) 30 days after the Effective Date; or (b) for Executory Contracts or Unexpired Leases identified on Exhibit II.G.5 to the Plan, 30 days after (i) a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order, or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an Order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease not previously assumed or assumed and assigned by the Debtors pursuant to an order of the Bankruptcy Court will be treated as General Unsecured Claims, subject to the provisions of section 502 of the Bankruptcy Code. Any Claims not filed within such applicable time periods shall be forever barred from receiving a Distribution from the Debtors, the Reorganized Debtors or the Estates. The Debtors’ and the Reorganized Debtors’ rights to object to, settle, compromise or otherwise resolve any Claim filed on account of a rejected Executory Contract or Unexpired Lease are reserved.

O.	Pension Plans

74. Consistent with Section IV.M.3 of the Plan and the Global Settlement Stipulation, Reorganized ANR shall assume the Pension Plans, and Reorganized Opco shall become the sponsor and continue to administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall (a) release or exculpate any Debtor, Reorganized Debtor or responsible person thereof from any liability for breach of fiduciary duty under ERISA respecting any defined benefit Pension Plan; or (b) enjoin any suit, action or proceeding (i) for breach of such fiduciary duty or (ii) to enforce a judgment, decree or order issued in any such action or proceeding (including by setoff), or to enforce a judgment lien based in such judgment.

75. In accordance with the terms and conditions of the Global Settlement Stipulation, in addition to satisfying the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082, the Reorganized Debtors shall make excess contributions to the Pension Plans in the amount of $18,000,000 to be paid half on June 30, 2017 and the remaining half on June 30, 2018, the amounts of which will be allotted among the Pension Plans in proportion to the dollar amount of their underfunding calculated on a termination basis. Reorganized Opco will elect not to create a prefunding balance associated with these excess contributions.

P.	Plan Distributions

76. On and after the Effective Date, Distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims shall be effectuated pursuant to Article V of the Plan. Notwithstanding anything to the contrary in the Plan, the Distribution Record Date shall mean 5:00 p.m., Eastern Time, on the Confirmation Date; provided that, with respect to Claims related to publicly issued securities, the Distribution Record Date shall be 5:00 p.m., Eastern Time, on the Effective Date.

Q.	Recovery Actions

77. Except as otherwise provided in the Plan, the Global Settlement Stipulation, any contract, instrument, release or other agreement entered into or delivered in connection with the Plan or any Final Order of the Bankruptcy Court, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, demands, rights, defenses and Causes of Action (including any (a) Recovery Actions and (b) Causes of Action identified on the Schedules of any Debtor) that the Debtors or the Estates may hold against any Person. Any Claim allowed under section 502(h) as a result of the successful prosecution of a Recovery Action shall be a General Unsecured Claim subject to treatment in the applicable Class under the Plan and shall not be an obligation of or claim against the Reorganized Debtors.

R.	Claims Bar Dates and Other Claims Matters

78. General Administrative Claim Bar Date Provisions. Except as otherwise provided in Section II.A.1.h.ii of the Plan or in a Bar Date Order or other order of the Bankruptcy Court, unless previously filed, requests for payment of Administrative Claims must be filed and served on the Notice Parties pursuant to the procedures specified herein and the Effective Date Notice (as defined below), no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims and that do not file and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be filed and served on the Notice Parties and the requesting party by the latest of (a) 150 days after the Effective Date, (b) 60 days after the filing of the applicable request for payment of Administrative Claims or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Claims. The Exit Facility Agent and the Exit Lenders (as such terms are defined below) need not file any such request with respect to any Allowed Administrative Claim earned in connection with and pursuant to the terms of the Exit Facility Documents. The Reorganized Debtors shall not (a) pay, settle or compromise or (b) withdraw or litigate to judgment objections to Administrative Claims subject to the procedures set forth in this paragraph without the consent of the First Lien Lenders, which consent shall not be unreasonably withheld, and the Reorganized Debtors shall provide the First Lien Lenders with five Business Days’ notice prior to taking any such action.

79. Professional Compensation. Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, this Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be filed and served on the Notice Parties and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, this Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims.

80. Expenses of Creditors’ Committee Members. Subject to the terms of Section II.A.1.e.i of the Plan, the expenses of the members of the Creditors’ Committee that are not Indenture Trustee Committee Members (excluding their individual legal and other advisor fees), and the expenses submitted for reimbursement by the Unsecured Notes Indenture Trustee in the Third Interim Fee Application of Milbank, Tweed, Hadley & McCloy LLP (Docket No. 2688), submitted by request for payment pursuant to section 503 of the Bankruptcy Code and approved by the Bankruptcy Court, shall be Allowed Administrative Claims without reduction to the recoveries of holders of Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims. For the avoidance of doubt, no member of the Creditors’ Committee (other than the Indenture Trustee Committee Members) shall seek payment from the Debtors or the Estates of such member’s legal or other advisory fees incurred in its capacity as a member of the Creditors’ Committee, pursuant to a motion for substantial contribution or otherwise, and no payment shall be made by the Debtors or the Estates to any member of the Creditors’ Committee (other than the Indenture Trustee Committee Members pursuant to paragraph 81 below) on account of such legal or other advisory fees; provided that nothing herein shall limit any member of the Creditors’ Committee from seeking payment of its individual legal fees based on a claim or entitlement unrelated to its capacity as a member of the Creditors’ Committee.

81. Fees and Expenses of the Indenture Trustee Committee Members. The reasonable and documented fees and expenses of the Unsecured Notes Indenture Trustee shall be paid in Cash on the Effective Date without reduction to the recoveries of holders of Allowed Category 1

General Unsecured Claims and Allowed Category 2 General Unsecured Claims; provided that the aggregate fees and expenses of the Unsecured Notes Indenture Trustee paid pursuant to the Plan, excluding those paid pursuant to Section II.A.1.e.i of the Plan, shall not exceed $1,060,000. Once paid, the reasonable and documented fees and expenses of the Indenture Trustee Committee Members (including their counsel and other advisors) shall not be subject to any challenge or defense, including avoidance, reduction, offset, attachment, disallowance, recharacterization or subordination (whether equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

82. For the avoidance of doubt, nothing in the Plan or this Order shall prevent the Indenture Trustee Committee Members from asserting a charging lien against any recoveries received on account of the applicable noteholders for payment of any fees and expenses not paid to the Indenture Trustee Committee Members by the Debtors pursuant to the Plan; provided that, in the event the Indenture Trustee Committee Members exercise a charging lien against such recoveries, the Debtors shall use commercially reasonable efforts to assist such Indenture Trustee Committee Members in liquidating securities otherwise payable to such noteholders under the Plan; provided further that the Unsecured Notes Indenture Trustee shall not exercise such charging lien to the extent that payment of $1,060,000, excluding the amounts paid pursuant to Section II.A.1.e.i of the Plan, is made by the Debtors pursuant to Section II.A.1.e.ii of the Plan. If the Reorganized Debtors expressly request (in writing) post-Effective Date assistance from the Indenture Trustee Committee Members, the Indenture Trustee Committee Members will be paid their reasonable and documented fees and expenses, solely to the extent of the post-Effective Date assistance requested by the Reorganized Debtors, not subject to the cap set forth in the Plan.

83. Fees and Expenses of Ad Hoc Committee of Second Lien Noteholders. The Debtors shall pay all reasonable and documented fees and expenses of the Ad Hoc Committee of Second Lien Noteholders (and its counsel, local counsel and financial advisor) as and to the extent provided under paragraph 17(d) of the Final DIP Order and other existing agreements among the Debtors and the Second Lien Parties in connection with the Chapter 11 Cases that are incurred prior to the Effective Date in connection with the Chapter 11 Cases without a reduction to the recoveries of holders of Allowed Second Lien Noteholder Claims (subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent that invoices of the Ad Hoc Committee of Second Lien Noteholders (and its counsel, local counsel and financial advisor) are submitted after the Effective Date, but relate to reasonable and documented fees and expenses incurred prior to the Effective Date consistent with the prior sentence, such invoices shall be paid by the Reorganized Debtors as soon as reasonably practicable.

84. Fees and Expenses of the Second Lien Notes Trustee. Subject to the terms of Section II.A.1.g of the Plan, the Debtors shall pay all reasonable and documented fees and expenses of the Second Lien Notes Trustee (and its counsel) as and to the extent provided under paragraph 17(d) of the Final DIP Order and other existing agreements among the Debtors and the Second Lien Notes Trustee that are incurred prior to the Effective Date in connection with the Chapter 11 Cases without a reduction to the recoveries of holders of Allowed Second Lien Noteholder Claims (subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent that invoices of the Second Lien Notes Trustee (and its counsel) are submitted after the Effective Date, but relate to fees and expenses incurred prior to the Effective Date, such invoices shall be paid as soon as reasonably practicable.

85. Notwithstanding the foregoing paragraph 84, the fees and expenses of the Second Lien Notes Trustee (and its counsel) outstanding as of the date of the Global Settlement Stipulation or incurred thereafter shall be subject to a cap of $600,000 (which cap is separate and apart from the $1,060,000 limitation on fees and expenses of the Unsecured Notes Indenture Trustee, as set forth in paragraph 81 above). To the extent that any fees or expenses of the Second Lien Notes Trustee (and its counsel) are not paid in accordance with the provisions of the Plan, nothing in the Plan shall prevent the Second Lien Notes Trustee from asserting its charging lien against any recoveries received on account of Allowed Second Lien Noteholder Claims for payment of such unpaid amounts. The foregoing cap on the fees and expenses of the Second Lien Notes Trustee (and its counsel) shall only apply to those fees and expenses outstanding as of the date of the Global Settlement Stipulation and incurred through July 24, 2016, and, in the event that the Effective Date does not occur on or before July 24, 2016, all obligations of the Debtors and the rights of the Second Lien Notes Trustee under paragraph 17(d) of the Final DIP Order and any other existing agreements among the Debtors and the Second Lien Notes Trustee shall remain in effect and neither the Debtors nor the Reorganized Debtors shall be obligated pursuant to the Plan or hereby to pay any fees or expenses of the Second Lien Notes Trustee (or its counsel) in excess of the cap. If the Reorganized Debtors expressly request (in writing) post-Effective Date assistance from the Second Lien Notes Trustee, the Second Lien Notes Trustee shall be paid its reasonable and documented fees and expenses, solely to the extent of the post-Effective Date assistance requested by the Reorganized Debtors, not subject to the $600,000 cap set forth in this paragraph and Section II.A.1.g of the Plan.

86. From and after the Effective Date, the fees and expenses of the Exit Facility Agent and the Exit Lenders under the Exit Facility Documents shall be the obligation of and paid by the Reorganized Debtors to the extent provided in the Exit Facility Documents.

S.	Exit Facility

87. A valid business purpose exists for approval of the Exit Financing Documents contemplated by the Plan. The terms and conditions of the Exit Facility and all agreements, security documents and all other documents related to the Exit Facility, including the commitment and fee letters related thereto (collectively, the “Exit Facility Documents”) and the payment of the fees and expenses of the Agent (the “Exit Facility Agent”) and each of the lenders (collectively, the “Exit Lenders”) under the Exit Facility described therein (or, in lieu thereof, the Liquidated Damage Fee and expense reimbursement described therein), are approved and ratified as being entered in good faith and being critical to the success and feasibility of the Plan, and any credit extended, letters of credit issued for the account of or loans made to the Reorganized Debtors by the Exit Lenders in accordance with the Exit Facility shall be deemed to have been extended, issued and made in good faith and for legitimate business purposes. The Exit Facility Agent’s expense reimbursement and the Liquidated Damage Fee, to the extent earned and due and payable prior to the Effective Date under the Exit Facility Documents, shall be deemed Allowed Administrative Claims. The entry into the Exit Facility is in the best interests of the Debtors, their Estates and creditors and the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, are authorized, without any further notice, action, order or approval of the Bankruptcy Court, to finalize, execute and deliver all agreements, documents, instruments and certificates relating to the Exit Financing Documents and to perform their obligations under such agreements, documents, instruments and certificates, and any such execution or delivery occurring prior to the entry of this Order is hereby ratified and approved.

The Exit Facility Documents (when and to the extent entered into) shall constitute the legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The mortgages, pledges, Liens and other security interests and all other consideration granted pursuant to or in connection with the Exit Facility are or will be (as the case may be) and are hereby deemed to be granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the Exit Facility Agent and the Exit Lenders to extend credit thereunder and do not, and hereby are deemed not to, constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance or recharacterization. No third party consents, authorizations or approvals are required with respect to the Exit Facility Documents, and such Exit Facility Documents do not contravene the corporate governance documents of the Reorganized Debtors or constitute a violation of, a default under, or otherwise contravene any other instrument, contract or agreement to which the Reorganized Debtors are or on the Effective Date will become parties. Neither the execution and delivery by the Reorganized Debtors of any of the Exit Facility Documents nor the performance by the Reorganized Debtors of their respective obligations thereunder constitutes a violation of or a default under any contract or agreement to which it is a party, including those contracts or agreements assigned to the Reorganized Debtors or reinstated under the Plan.

T.	Plan Implementation

88. In accordance with section 1142 of the Bankruptcy Code, section 18-209 of the Delaware Limited Liability Company Act, section 31B-9-904 of the West Virginia Uniform Limited Liability Company Act, section 13.1-1070 of the Virginia Limited Liability Company Act, section 13.1-716 of the Virginia Stock Corporation Act, sections 251, 253, 263, 264 and 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state (collectively, the “Reorganization Effectuation Statutes”), without further action by the Court or the stockholders, members, managers or directors of any Debtor or Reorganized Debtor, the Debtors and the Reorganized Debtors, as well as the Chairman of the Board, Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Assistant Treasurer or Secretary (collectively, the “Responsible Officers”) of each Debtor and Reorganized Debtor, are authorized to: (a) take any and all actions necessary or appropriate, including expending any necessary funds post-Confirmation, to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby, including, without limitation, those transactions identified in Article IV of the Plan (including the NewCo Asset Sale), Exhibit IV.B.1 of the Plan and the payment of any employment taxes owing in respect of Distributions under the Plan; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements, certificates and documents necessary to implement, effectuate and consummate the Plan, including, without limitation, those contracts, instruments, releases, agreements, certificates and documents identified in Article IV of the Plan or Exhibit IV.B.1 of the Plan or necessary to consummate the transactions identified in Article IV of the Plan (including the NewCo Asset Sale) or Exhibit IV.B.1 of the Plan.

89. To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders, directors, officers, managers, members or partners of any of the Debtors or the Reorganized Debtors, this Order shall constitute, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders, directors, officers, managers, members or partners of the appropriate Debtor or Reorganized Debtor.

90. Each federal, state, commonwealth, local, foreign or other governmental agency or department is hereby directed and authorized to accept any and all certificates, documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order, including, but not limited to, the NewCo Asset Sale and the transactions identified on Exhibit IV.B.1 to the Plan.

91. All transactions effected by the Debtors during the pendency of the Chapter 11 Cases from the Petition Date through the Confirmation Date are approved and ratified.

92. The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor or NewCo or any of its affiliates, as applicable, shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease, or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

U.	Cancellation of Securities

93. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for in this Order, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article V, the Indentures and the Notes shall be deemed canceled and of no further force and effect, without any further action on the part of any Debtor. The holders of the Notes will have no rights against the Debtors, their Estates or their Assets arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan will be made to or on behalf of any holder of an Allowed Noteholder Claim until the applicable Notes are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section V.K of the Plan. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the Indentures shall continue in effect solely for the purposes of (a) allowing the Indenture Trustees or other Disbursing Agents to make Distributions on account of Noteholder Claims as provided in Section V.D of the Plan and deduct therefrom such reasonable compensation, fees and expenses due thereunder or incurred in making such Distributions, to the extent not paid by the Debtors or the Reorganized Debtors and authorized under such Indentures; and (b) allowing the Indenture Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan (and any and all indemnification provisions in the Indentures shall explicitly survive the occurrence of the Confirmation Date and the Effective Date until all such fees and expenses are paid). Except as otherwise provided herein or the Plan, the Reorganized Debtors shall not have any obligations to any Indenture Trustee for any fees, costs or expenses.

94. Consistent with the Restructuring Transactions set forth on Exhibit IV.B.1 of the Plan, the Old Common Stock of ANR shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation shall have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, notwithstanding the foregoing sentence, the cancellation of the Old Common Stock of ANR shall not impair or otherwise affect any rights of any plaintiffs or defendants in the litigation captioned as In re Massey Energy Co. Deriv. & Class Action Litigation, C.A. No. 5430-CB (Del. Ch.), including any rights relating to the Old Common Stock of ANR.

V.	Reorganized ANR Common Stock

95. On or prior to the Effective Date, Reorganized ANR shall authorize and issue or reserve for issuance all of the Reorganized ANR Common Stock required to be issued or reserved under or in connection with the Plan. The shares of Reorganized ANR Common Stock authorized or issued in connection with the Plan, including restricted stock, options, stock appreciation rights or other equity awards, if any, in connection with the management incentive plan, shall be authorized without the need for further corporate action or without any further action by any Person, and once issued, shall be duly authorized, validly issued, fully paid and non-assessable.

W.	Statutory Fees Payable Pursuant to 28 U.S.C. § 1930

96. On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Debtors in Distribution Cash equal to the amount of such Administrative Claims. Any fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date will be paid by the applicable Reorganized Debtor in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

X.	Order Binding on All Parties

97. Subject to the provisions of Section IV.B of the Plan, in accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be binding upon, and inure to the benefit of: (a) the Debtors; (b) the Reorganized Debtors; (c) NewCo; (d) any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan); (e) any other person giving, acquiring or receiving property under the Plan; (f) any party to the Settlements approved hereunder; (g) any and all non-Debtor parties to Executory Contracts or Unexpired Leases with any of the Debtors; (h) all Released Parties; and (i) the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing. All settlements (including, without limitation, the Settlements), compromises, releases, waivers, discharges, exculpations and injunctions set forth in the Plan shall be, and hereby are, effective and binding on all Persons who may have had standing to assert any settled, released, discharged, exculpated or enjoined causes of action, and no other Person or entity shall possess such standing to assert such causes of action after the Effective Date.

Y.	Binding Effect of Prior Orders

98. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before the Bankruptcy Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

Z.	Order Effective Immediately

99. Notwithstanding Bankruptcy Rules 3020(e) and 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Order shall be effective immediately and enforceable upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby, including, but not limited to, the NewCo Asset Sale, immediately after entry of this Order and upon, or concurrently with, the satisfaction or waiver of the conditions to the Effective Date set forth in the Plan.

AA.	Final Order

100. This Order is a final order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

BB.	Reversal

101. If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of the Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto. For the avoidance of doubt, notwithstanding the foregoing, any provision in the Plan or in this Order providing (a) that the Restructuring Transactions and the NewCo Asset Sale shall be effected free and clear of any Liabilities, including Black Lung Claims, Coal Act Claims and MEPP Claims not expressly assumed or (b) that NewCo shall not be a successor to any of the Debtors for any purpose other than as expressly provided in this Order, is integral to the consummation of the transactions set forth in the Plan (including, without limitation, the NewCo Asset Sale, the NewCo Contribution and the NewCo ABL Facility) and non-severable from the other provisions of the Plan and this Order.

CC.	Governing Law

102. Except to the extent that (a) the Bankruptcy Code or other federal law is applicable or (b) an exhibit or schedule to the Plan or the Disclosure Statement or any agreement entered into with respect to any of the Restructuring Transactions, the NewCo ABL Facility, the Exit Facility Documents or the NewCo Asset Sale provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit, schedule or agreement), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of laws that would that would require application of the laws of another jurisdiction.

DD.	Notice of Confirmation of the Plan and Occurrence of the Effective Date

103. Pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order, the occurrence of the Effective Date, and the establishment of bar dates for certain Claims hereunder, substantially in the form of Appendix III attached hereto and incorporated herein by reference (the “Effective Date Notice”), on all parties that received the Confirmation Hearing Notice and parties to Executory Contracts or Unexpired Leases in accordance with the Contract Procedures Order, no later than five Business Days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Effective Date Notice only on the record holders of Claims or Interests as of the Confirmation Date. The Debtors are directed to publish the Effective Date Notice once in the national editions of USA Today and the daily edition of the Richmond Times-Dispatch no later than ten Business Days after the Effective Date. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order available on KCC’s website at www.kccllc.net/alpharestructuring. Service of the Effective Date

Notice as provided herein shall constitute good and sufficient notice pursuant to Bankruptcy Rules 2002 and 3020(c)(2) of entry of this Order and the occurrence of the Effective Date and no other or further notice need be given.

104. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

EE.	Miscellaneous Provisions

105. The Debtors are hereby authorized to amend or modify the Plan at any time prior to the Effective Date, but only in accordance with section 1127 of the Bankruptcy Code and Section IX.A of the Plan, without further order of the Bankruptcy Court; provided, however, that the Debtors shall not be permitted to alter, amend or modify any condition precedent to entry of this Order or to the Effective Date (or Section IX.A of the Plan as it relates to the foregoing) without the consent of each of the parties referenced with respect to such condition precedent. In addition, without the need for a further order or authorization of the Bankruptcy Court, but subject to the express provisions of this Order, the Debtors shall be authorized and empowered to make non-material modifications to the documents filed with the Bankruptcy Court, including Confirmation Exhibits or documents forming part of the evidentiary record at the Confirmation Hearing, in their reasonable business judgment as may be necessary.

106. The terms and conditions of the NewCo ABL Facility as set forth on Exhibit I.A.162 to the Plan are approved and ratified.

107. On the Effective Date, the Official Committees, to the extent not previously dissolved, shall dissolve, and the members of the Official Committees and their respective Professionals shall cease to have any role arising from or related to the Chapter 11 Cases and shall be released and discharged of and from all further duties, responsibilities and obligations relating to or arising in connection with the Chapter 11 Cases; provided, however, that the

Creditors’ Committee shall continue to exist for the sole purpose of participating in the Chapter 11 Cases with respect to the Debtors’ prosecution of the motion to establish Claims reserves filed in accordance with Section V.J of the Plan, which motion shall include, among other things, (a) certain relief with respect to the Claims Oversight Committee, consistent with Section VI.A of the Plan and (b) provision for payment by the Reorganized Debtors from any reserve established for the payment of Administrative Claims of the reasonable and documented post-Effective Date fees and expenses incurred by the First Lien Agent and First Lien Lenders in connection with (i) the preparation, filing and prosecution thereof and (ii) the resolution of Claims (other than General Unsecured Claims) for which reserves are established in connection therewith. Such motion shall be in form and substance (a) reasonably acceptable to the Creditors’ Committee and (b) satisfactory to the First Lien Agent and the First Lien Lenders (except as it relates to General Unsecured Claims and the Claims Oversight Committee), and the Debtors shall diligently prosecute such motion after its filing. The Professionals retained by the Official Committees and the respective members thereof shall not be entitled to assert any Fee Claims for any services rendered or expenses incurred after the Effective Date, except, for reasonable and documented fees and expenses incurred in participating in the Chapter 11 Cases for the purposes set forth in the preceding sentence and, to the extent allowable under applicable law, for reasonable and documented fees for services rendered, and actual and necessary expenses incurred, in connection with any final applications for allowance of compensation and reimbursement of expenses of the members of or Professionals to the Official Committees filed and served after the Effective Date in accordance with the Plan. In accordance with the terms and conditions of the Global Settlement Stipulation, no party to the Global Settlement shall have the right to, or shall otherwise be permitted to, object to Fee Claims asserted by the Professionals retained by the Creditors’ Committee, unless objecting based solely on the reasonableness of the applicable fees and expenses as provided for in the Global Settlement Term Sheet.

108. Claims Oversight Committee. Prior to the Effective Date, the Creditors’ Committee shall designate three individuals to serve as the Claims Oversight Committee. The duties of the Claims Oversight Committee shall be to oversee: (a) the allowance of, and objections to, General Unsecured Claims; (b) the resolution of Disputed General Unsecured Claims, including rejection damage Claims and litigation Claims; (c) the establishment and maintenance of sufficient reserves for Disputed Category 1 General Unsecured Claims and Disputed Category 2 General Unsecured Claims; (d) the timing and amount of Distributions made to unsecured creditors holding Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims; and (e) unclaimed or undeliverable Distributions to unsecured creditors holding Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims under the terms of the Plan. The Claims Oversight Committee shall have consent rights (subject to the Debtors’ ability to seek a determination by the Bankruptcy Court that the Claims Oversight Committee has unreasonably withheld its consent) with respect to, and the right to appear and be heard regarding, any and all of the foregoing matters. The Claims Oversight Committee shall have the right to retain Claims Oversight Committee Professionals consisting of (a) one primary counsel, (b) one local or conflicts counsel and (c) one financial consultant. The reasonable and documented fees and expenses of Claims Oversight Committee Professionals (and any other costs), up to an aggregate amount equal to the Claims Oversight Committee Professionals Fee Cap (and, under no circumstances, in excess of the Claims Oversight Committee Professionals Fee Cap, which, as defined in the Plan, is a maximum limit of $1.0 million payable by the Reorganized Debtors for reasonable and documented fees and expenses of the Claims Oversight Committee Professionals), shall be paid by the Reorganized Debtors. To facilitate the payment of such fees and expenses, on the Effective Date, $1.0 million of Distribution Cash shall be placed by the Debtors into the Claims Oversight Escrow Account.

109. In accordance with Section II.B.5 of the Plan, (a) to the extent that an Allowed Other Secured Claim is secured by a Lien on assets of the Reorganized Debtors, such Allowed Other Secured Claim will be Reinstated, provided that the Debtors do not elect to provide the holder of such Allowed Other Secured Claim with Distribution Cash in the amount of its Allowed Other Secured Claim or the collateral securing its Allowed Other Secured Claim; and (b) to the extent an Allowed Other Secured Claim is secured by a Lien that is a “Permitted Encumbrance” upon any NewCo Assets pursuant to the terms of the Stalking Horse APA, the related Claim will be paid either from Distribution Cash or by NewCo when due in the ordinary course to the extent such Claim is valid; provided, further, for the avoidance of doubt, the liens of Campbell County, Wyoming in support of its ad valorem tax claim on assets transferred to NewCo, if and to the extent valid, shall be Permitted Encumbrances for purposes of the Stalking Horse APA and this Order. No Liens securing a Reinstated Allowed Other Secured Claim or constituting a Permitted Encumbrance will be released until the Allowed Other Secured Claim currently secured by any such Lien is paid in full.

110. Until the entry of a final decree in the Debtors’ Chapter 11 Cases or until such Chapter 11 Cases are converted or dismissed, the Reorganized Debtors shall file a consolidated report of their activities and financial affairs with the Bankruptcy Court on a quarterly basis, within 30 days after the conclusion of each such period, with the first such report being due 30 days after the conclusion of the first calendar quarter following the Effective Date. Any such reports shall be prepared substantially consistent with (both in terms of content and format) the applicable Bankruptcy Court and U.S. Trustee guidelines for such matters.

111. Except as otherwise provided in the Plan and this Order, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date shall be limited to counsel to the Reorganized Debtors, the United States Trustee, counsel to the First Lien Agent, counsel to the Claims Oversight Committee (solely with respect to matters addressed in Section VI.A of the Plan), counsel to the Exit Facility Agent and any party known to be directly affected by the relief sought.

112. Failure specifically to include or reference particular sections or provisions of the Plan or any related document in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Bankruptcy Court that the Plan (and the exhibits and schedules thereto) be confirmed and such related agreements be approved in their entirety and incorporated herein by reference.

113. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

114. Without intending to modify any prior Order of the Bankruptcy Court (or any agreement, instrument or document addressed by any prior Order), in the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument or document). In the event of any inconsistency between the Plan or any agreement, instrument or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern. Notwithstanding the foregoing, in the event of any inconsistency between the terms of the Plan or this Order and the Resolution of Reclamation Obligations, the Resolution of Reclamation Obligations shall govern.

115. Nothing in this Order shall alter or affect the rights of the Creditors’ Committee under the Global Settlement Stipulation upon the occurrence of a Settlement Termination Event (as defined in the Global Settlement Stipulation).

116. If each of the conditions to the Effective Date is not satisfied, or duly waived in accordance with Section III.C of the Plan, then, except where the failure to satisfy or duly waive such a condition is within the Debtors’ sole control, before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, including the Exit Facility Agent, the Debtors may file a motion requesting that the Bankruptcy Court vacate this Order; provided, however, that, notwithstanding the filing of such motion, this Order may not be vacated if each of the conditions to the Effective Date is satisfied or waived before the Bankruptcy Court enters an order granting such motion. If this Order is vacated, pursuant to Section III.D of the Plan: (a) the Plan shall be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Section II.G of the Plan and (iii) the releases described in Section III.E.6 of the Plan; and (b) nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or this Order shall be or shall be deemed to be (i) a waiver or release of any Claims by or against, or any Interest in, any Debtor, (ii) an admission of any sort by the Debtors or any other party in interest or

(iii) prejudicial in any manner to the rights of the Debtors or any other party in interest; provided, however, the Exit Facility Agent and the Exit Lenders shall be entitled to payment of the Liquidated Damage Fees and expense reimbursement if and to the extent earned in accordance with their terms under the Exit Facility Documents.

117. The business and Assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. Notwithstanding the entry of this Order, from and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases as is legally permissible, including, without limitation, jurisdiction over those matters and issues described in Article VIII of the Plan.

118. Notwithstanding any other provision of this Order or any other order of the Bankruptcy Court to the contrary, no assignment of any rights and interests of any licensee in any federal license or authorization issued by the Federal Communications Commission (“FCC”) shall take place prior to the issuance of FCC regulatory approval for such assignment pursuant to the Communications Act of 1934, as amended, and the rule and regulations promulgated thereunder. The FCC’s rights and powers to take any action pursuant to its regulatory authority, including, but not limited to, imposing any regulatory conditions on such assignments and setting any regulatory fines or forfeitures, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority to the extent provided by law.

119. No provision in the Plan or this Order relieves any Debtor or Reorganized Debtor or transferee from its obligation to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the FCC. No transfer of control to a Reorganized Debtor or third party of any federal license or authorization issued by the FCC or of control of a licensee shall take place prior to the issuance of FCC regulatory approval for such transfer of control or assignment pursuant to applicable FCC Regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority, including, but not limited to, imposing any regulatory conditions on transfers and assignments, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

120. Nothing in this Order or the Plan, or the consummation of the NewCo Asset Sale, shall limit, impair or otherwise modify any rights or obligations of Kentucky Utilities Company (“KUC”) with respect to or under (a) the Adequate Assurance Deposit, (b) the Revelation Account Refund, (c) any Utility Agreement or (d) the Stipulation and Agreed Order Resolving Kentucky Utilities Company’s Objection to Motion of the Debtors, Pursuant to Section 366 of the Bankruptcy Code, for Interim and Final Orders Establishing Adequate Assurance Procedures with Respect to Their Utility Providers (Docket No. 2885) (the “KUC Stipulation”), as such terms are defined in the KUC Stipulation.

121. Nothing in this Order or the Plan shall limit, impair or otherwise modify any rights or obligations of the Retiree Committee, the VEBA Trustees (as defined in the Retiree Committee Settlement), the Debtors, the First Lien Agent, the First Lien Lenders or NewCo under the Retiree Committee Settlement and any other orders of this Court with respect to the same. For the avoidance of doubt, NewCo shall be bound by, and required to make the payments and perform its obligations under, paragraphs 4, 5 and 7 of the Retiree Committee Settlement, in all respects, subject to the terms thereof.

122. CNG Coal Company (“CNG”) holds a royalty interest (the “CNG Royalty Interest”) in certain coal reserves owned by the Debtors in Greene County, Pennsylvania and in Marshall and Wetzel Counties, West Virginia (which royalty interest is more specifically described in the Indenture filed in Deed Book 158, Page 259 in Greene County, Pennsylvania; in

Deed Book 591, Page 291 in Marshall County, West Virginia; and in Deed Book 354, Page 629 in Wetzel County, West Virginia). The Debtors agree that the CNG Royalty Interest is a property right of CNG that runs with the land and cannot be assumed or rejected pursuant to section 365 of the Bankruptcy Code. The Debtors also agree that they are not seeking to sell NewCo Assets free and clear of the CNG Royalty Interest.

123. Neither PRC/Holley (as such term is defined in Docket No. 2856) nor the Lessors (as such term is defined in Docket No. 2950) (together, the “Lessor Parties”) are signatories to the Resolution of Reclamation Obligations or have any contractual rights or obligations thereunder, and nothing in this Order or the approval of the Resolution of Reclamation Obligations herein is intended to modify or waive the rights, remedies or defenses of the Lessor Parties (a) in connection with any Unexpired Leases to which they are a party and that are assumed by the Debtors and assigned to the Reorganized Debtors or (b) as landowners in the State of West Virginia, and all such rights of the Lessor Parties are expressly reserved. For the avoidance of doubt, nothing in this paragraph modifies or limits the terms of the Resolution of Reclamation Obligations.

124. Each Second Lien Noteholder may, in its sole discretion, elect to transfer all or a portion of the Second Lien Noteholder Distribution on account of such Second Lien Noteholder’s respective Pro Rata NewCo ABL Participation Rights to any other person or entity, irrespective of whether such other person or entity holds any Second Lien Notes, and the Disbursing Agent shall, at the applicable Second Lien Noteholder’s sole cost and expense, distribute such applicable portion of such Second Lien Noteholder Distribution to the applicable transferee, and in connection with the closing thereof, the NewCo ABL Facility may initially be provided by one or more lenders that will facilitate allocating, in accordance with the terms of this Order and the Plan, all or a portion of the NewCo ABL Facility and the Second Lien Noteholder Distribution among the Second Lien Noteholders and such other persons or entities that subsequently become lenders under the NewCo ABL Facility. For the avoidance of doubt, nothing in this paragraph shall, or shall be deemed to, alter, modify or otherwise affect any of the terms, conditions or restrictions set forth in any solicitation document sent to Second Lien Noteholders in connection with the exercise of their respective NewCo ABL Participation Rights.

125. Approval of Certain Labor-Related Agreements. Each of the following are approved in their entirety: (a) that certain Agreement to Fund the VEBA between Contura Energy, Inc. and the UMWA; (b) that certain Memorandum of Understanding on Transition of New Labor Agreements among Contura Energy, Inc., the UMWA and Debtors Cumberland Coal Resources, LP, Emerald Coal Resources, LP, Litwar Processing Company, LLC, Power Mountain Coal Company, Goals Coal Company, Bandmill Coal Corporation, Longfork Coal Company, Omar Mining Company and Dickenson-Russel Coal Company, LLC; and (c) that certain Agreement to Mine the Foundation Reserves Under the Terms of the 2016 Agreement between Contura Energy, Inc. and the UMWA.

FF.	Treatment of Sureties

126. Certain commercial surety companies (collectively, the “Sureties” and each, individually, a “Surety”) — including, but not limited to, Arch Insurance Company, Argonaut Insurance Company, Aspen American Insurance Company, Atlantic Specialty Insurance Company and its affiliates One Beacon Insurance Group and One Beacon Surety, Bond Safeguard Insurance Company, Federal Insurance Company, Fidelity & Deposit Company of Maryland, Indemnity National Insurance Company, Lexon Insurance Company, Liberty Mutual Insurance Company, Travelers Casualty and Surety Company of America, Westchester Fire

Insurance Company and Zurich American Insurance Company — have issued commercial surety bonds on behalf of the Debtors with respect to assets and other contractual obligations to be transferred to NewCo or to remain with the Reorganized Debtors (collectively, the “Existing Surety Bonds” and, each individually, an “Existing Surety Bond”).

127. NewCo Replacement Surety Bonds. To the extent that any of the Existing Surety Bonds relate to NewCo Assets, which include, without limitation, mining permits, surface and coal leases and mine-related facilities and other contract obligations, such Existing Surety Bonds shall be replaced by NewCo (collectively, the “NewCo Replacement Surety Bonds” and, each individually, a “NewCo Replacement Surety Bond”). Applications for the transfer of permits from the Debtors to NewCo, as required by applicable law, will be made no later than 30 days after the Closing of the NewCo Asset Sale, and NewCo Replacement Surety Bonds equal in amount (or such other amount that may be agreed to with the applicable lessor or permit authority) to the Existing Surety Bonds shall be timely submitted as required by the obligee in accord with applicable permit transfer and bonding regulations.

128. Reorganized Debtors’ Surety Bonds. As of the Effective Date, at the Debtors’ election, any Existing Surety Bond related to assets of the Reorganized Debtors shall either (a) be deemed assumed by the Reorganized Debtors with the Sureties’ consent on the terms and conditions set forth in this paragraph (collectively, the “Reorganized Debtor Continued Surety Bonds”) or (b) be replaced on terms agreed upon by the Reorganized Debtors and the applicable Surety (collectively, the “Reorganized Debtor Replaced Surety Bonds”). In lieu of the assumption of a Reorganized Debtor Continued Surety Bond, a Surety may elect to issue a name-change rider to any such bond or bonds or to issue new bonds naming the applicable Reorganized Debtor as permittee/principal.

129. Indemnity Agreements. The Reorganized Debtors shall be deemed to have assumed, as of the Effective Date, and shall continue to be obligated under any of the indemnity agreements or related agreements in place with each such Surety immediately prior to the Petition Date (collectively, the “Existing Indemnity Agreements” and, each, an “Existing Indemnity Agreement”). The failure to expressly identify any Indemnity Agreement in any schedule attached to the Plan or this Order shall not imply the rejection or failure to assume said Existing Indemnity Agreement. Upon request of any of the Sureties, the Reorganized Debtors agree to execute a new indemnity agreement in a form satisfactory to the applicable Surety in its discretion, and either substantially similar to the Existing Indemnity Agreements with such Surety or otherwise acceptable to the Reorganized Debtors, for any of such Surety’s Reorganized Debtor Continued Surety Bonds, riders or new bonds issued to replace a Reorganized Debtor Continued Surety Bond.

130. Parent Indemnification. Alpha Natural Resources Holdings, Inc. and ANR, Inc., as corporate parents of the Reorganized Debtors, each agree to execute a new indemnity agreement for any Reorganized Debtor Continued Surety Bond, rider or Reorganized Debtor Replaced Surety Bond, containing terms and conditions acceptable to such Surety in its discretion, and which shall either be substantially similar to the existing corporate parent indemnity agreements between ANR and the applicable Surety or otherwise acceptable to Reorganized ANR.

131. Premiums. Consistent with previous Orders of the Court, the Debtors will pay all premiums on the Existing Surety Bonds as those premiums have become due prior to the Effective Date, and the Reorganized Debtors will pay premiums on those Existing Surety Bonds subject to replacement by NewCo until those bonds are released. The Reorganized Debtors shall pay any and all premiums and any other obligations that may come due in respect of any Reorganized Debtor Continued Surety Bond, rider or a Reorganized Debtor Replaced Surety Bond.

132. Debtor Bonded Obligations. The discharge or release of any Claim in the Plan or this Order shall not release, discharge, preclude or enjoin any obligation of the Debtors (prior to the Effective Date) or the Reorganized Debtors (on and after the Effective Date) to the Sureties under the Existing Surety Bonds, Existing Indemnity Agreements and obligations under the common law of suretyship and, solely to the extent that such Existing Surety Bonds are not replaced by NewCo or the Reorganized Debtors, such obligations to the Sureties are not being released, discharged, precluded or enjoined by the Plan, this Order or agreements with third parties.

133. Existing Collateral. Notwithstanding any other provision of the Plan or this Confirmation Order, all collateral, on which the applicable Surety had a perfected lien as of the Effective Date, and all letters of credit and proceeds from drawn letters of credit issued to the Sureties as security for a Debtor’s obligations under the Existing Surety Bonds (collectively, the “Surety LCs”) shall remain in place to secure all payment and performance obligations of (a) the Debtors and the Reorganized Debtors under the Existing Surety Bonds or for obligations arising under the Existing Indemnity Agreements until replaced or released and (b) thereafter the Reorganized Debtors under the Reorganized Debtor Continued Surety Bonds and any Existing Indemnity Agreements and any new indemnity agreements related thereto; provided, however, that nothing in this paragraph 133 shall be deemed to limit such Surety’s right to draw any Surety LC. Notwithstanding any other provisions of the Plan or other agreements between the Debtors and third parties, nothing in the discharge, injunction and release provisions of the

Plan, including without limitation Sections III.E.4, III.E.5 and III.E.6 shall be deemed to apply to the Sureties’ claims to pursue the Surety LCs, nor shall these provisions be interpreted to bar, impair, prevent or otherwise limit the Sureties from exercising their valid rights under or with respect to any of the Existing Surety Bonds (until replaced), NewCo Replacement Surety Bonds, Reorganized Debtor Continued Surety Bonds, any related indemnity agreements, letters of credit or applicable law, including SMCRA or the common law of suretyship. Each Surety’s rights to hold and use the proceeds of a Surety LC as collateral support for any Debtor’s or Reorganized Debtor’s obligations to a Surety shall be applicable to the collateral support required for any Reorganized Debtor Continued Surety Bonds.

134. Withdrawal of Surety Proofs of Claim. Except for liquidated claims for losses, costs or expenses for professional fees and related investigations incurred by the Sureties as a result of having issued the Existing Surety Bonds that are consistent with the Existing Indemnity Agreements, all proofs of Claim on account of or in respect of any Existing Surety Bond that is replaced or becomes a Reorganized Debtor Continued Surety Bond shall be deemed withdrawn automatically and without further notice to or action by the Debtors, the Reorganized Debtors or the Bankruptcy Court.

135. Surety Rights as to Third Parties Unaffected; No Waiver. Nothing in the Plan, this Order or the Resolution of Reclamation Obligations shall be interpreted to alter, diminish or enlarge the rights or obligations of the Sureties in regard to state and federal agencies, third parties or otherwise under any surety bonds, any indemnity agreements or applicable law. Further, nothing contained in paragraphs 126 through 135 relating to Surety matters shall constitute or be deemed a waiver of any Cause of Action that any Debtor or Reorganized Debtor may hold against any entity.

Richmond, Virginia

Dated:	Jul 12, 2016

/s/ Kevin R. Huennekens
UNITED STATES BANKRUPTCY JUDGE

Entered on Docket: 7/12/16

WE ASK FOR THIS:

Respectfully submitted,

/s/ Henry P. (Toby) Long, III
Tyler P. Brown (VSB No. 28072)
J.R. Smith (VSB No. 41913)
Henry P. (Toby) Long, III (VSB No. 75134)
Justin F. Paget (VSB No. 77949)
HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218

David G. Heiman (admitted pro hac vice)
Carl E. Black (admitted pro hac vice)
Thomas A. Wilson (admitted pro hac vice)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212

Jeffrey B. Ellman (admitted pro hac vice)
JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Telephone: (404) 581-3939
Facsimile: (404) 581-8330

Counsel to the Debtors and Debtors in Possession

CERTIFICATION OF ENDORSEMENT

UNDER LOCAL BANKRUPTCY RULE 9022-1(C)

Pursuant to Local Bankruptcy Rule 9022-1(C), I hereby certify that the foregoing proposed order has been endorsed by or served upon all necessary parties.

/s/ Henry P. (Toby) Long, III